Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Your VOTE is important!

Notice of 2010
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 23, 2010

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

BANK OF HAWAII CORPORATION
130 Merchant Street
Honolulu, Hawaii 96813

March 12, 2010

Dear Shareholder:

        The 2010 Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 23, 2010 at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

        The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given, and shareholders will have the opportunity to discuss matters of interest concerning the Company.

        For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR all proposals.

        Your vote is very important.    Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. You may also vote by telephone or electronically via the Internet. If you wish to do so, your proxy may be revoked at any time before voting occurs.

        On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

ALLAN R. LANDON Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 23, 2010

To Our Shareholders:

        The Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 23, 2010, at 8:30 a.m. on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

  1.
  To elect fourteen persons to serve as directors of the Company for a term of one year each.

  2.
  To ratify the selection of an independent registered public accounting firm.

  3.
  To transact any other business that may be properly brought before the meeting.

        The Board of Directors recommends that shareholders vote FOR all proposals.

        Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 26, 2010 are entitled to attend the meeting and vote on the business brought before it.

        We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted if you complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope. You also may vote by telephone or electronically via the Internet.

                      By Order of the Board of Directors

                      MARK A. ROSSI
                       Vice Chairman and Corporate Secretary
                      Bank of Hawaii Corporation

Honolulu, Hawaii
Dated: March 12, 2010

IMPORTANT
Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.
Thank you for acting promptly.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held April 23, 2010

        The Proxy Statement and the Bank of Hawaii Corporation 2009 Annual Report on Form 10-K to Shareholders for the year ended December 31, 2009 are available at www.edocumentview.com/boh.

PROXY STATEMENT

        The Board of Directors (the "Board") of Bank of Hawaii Corporation (Bank of Hawaii Corporation and its subsidiaries, as appropriate, are referred to as "Bank of Hawaii" or the "Company") is soliciting the enclosed proxy for the Company's 2010 annual meeting. The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 12, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:    Why did I receive a one-page notice (the "Notice") in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
The SEC rules and regulations allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record. Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail. Shareholders who did not indicate a preference last year received the Notice. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy on the Internet. If you would like to receive a printed or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    What am I voting on?

A:
You are voting on the election of directors, ratification of the selection of an independent registered public accounting firm, and any other business that may be properly brought before the meeting.

Q:    Who can vote at the annual meeting?

A:
Holders of Bank of Hawaii's common stock, par value $0.01 per share, as of the close of business on February 26, 2010 (the "Record Date") can attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 48,073,544 shares of common stock issued and outstanding.

Q:    How many votes do we need to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be present to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present and votes at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, generally a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:    What is New York Stock Exchange Rule 452 about and how does it impact shareholder voting?

A:
Effective January 1, 2010, Rule 452 eliminates broker discretionary voting for uncontested elections of directors at shareholder meetings. In the past, if you did not transmit your voting instructions before a shareholder meeting, your broker was allowed to vote on the election of directors which was considered to be a routine matter. The election of directors is no longer deemed to be routine and your broker is no longer permitted to vote on your behalf without your voting instructions.

Q:    What shares can I vote?

A:
You may vote all shares you own on the Record Date.

Q:    How can I vote my shares in person at the annual meeting?

A:
If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card or notice, admission ticket, and proof of identification. If you hold your shares as a beneficial owner, you must vote your shares through your broker or other nominee.

  Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting.

Q:    How can I vote my shares without attending the annual meeting?

A:
You may vote without attending the annual meeting. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares by the Internet, telephone, or mail. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

  Mail.    You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

  Internet.    If you have Internet access, you may submit your proxy from anywhere, following the "Vote by Internet" instructions on your proxy card.

  Telephone.    If you live in the United States, you may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

Q:    May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:    Where can I find the voting results of the annual meeting?

A:
We plan to announce voting results at the annual meeting. We also will publish those results in a report on Form 8-K within 4 business days of the annual meeting.

Q:    Who will count the votes?

A:
Computershare Investor Services will count and tabulate the votes.

Q:    What are the voting procedures?

A:
Directors are elected annually by a plurality of votes cast. This means that the nominees who receive the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not affect the outcome of the vote.

  All other proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting. Broker non-votes will be treated as not entitled to vote and will not affect the outcome. Abstentions will have the same effect as votes cast against the proposal.

Q:    Is my vote confidential?

A:
Yes. Proxy instructions, ballots, and voting tabulations that identify the individual shareholders are handled to protect your privacy. Your vote will not be disclosed within Bank of Hawaii or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders write comments on their proxy cards, which are forwarded to Bank of Hawaii management.

Q:    Who will bear the cost of soliciting proxies?

A:
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson, Inc., 199 Water Street, New York, New York 10039 to assist in the solicitation of proxies for an estimated fee of $10,000 plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:    What does it mean if I get more than one proxy card?

A:
It means your shares are registered differently and are in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent, Computershare Investor Services, LLC (1-888-660-5443).

Q:    May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2011 shareholder meeting by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

  Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.    Proposals that shareholders wish to have included in the proxy statement for the 2011 annual meeting of shareholders must be made in accordance with U. S. Securities and Exchange Commission ("SEC") Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 13, 2010 at the above address.

  Proposals To Be Voted On At The Meeting Only.    Under our By-Laws, for a shareholder to bring a proposal before the 2011 annual meeting, Bank of Hawaii must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2010 annual meeting;

  in other words, no later than February 3, 2011 and no earlier than January 24, 2011. (Please refer to Section 1.12 of Bank of Hawaii's By-Laws.) The proposal also must contain the information required in the By-Laws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph. Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:    Where can I find out more information about the Company before the annual meeting?

A:
You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

        The Company's Certificate of Incorporation requires at least three directors and no more than 15 persons. The Board has fixed the number of directors at fourteen. Each of the fourteen directors listed below shall be nominated for a one-year term to serve until the 2011 Annual Meeting of shareholders and until their successors are elected and qualified. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select different nominees for election as directors.

        Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. Each nominee has consented to serve and all nominees are currently serving on the Company's Board. The nominees were each recommended to the Board by the Company's Nominating and Corporate Governance Committee whose goal is to assemble a board that operates cohesively and encourages candid communication and discussion, and focuses on activities that help the Company maximize shareholder value. The Nominating and Corporate Governance Committee also looks at the individual strength of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors. A more detailed discussion on the nomination process and the criteria the Nominating and Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section on page 13.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
S. Haunani Apoliona; 60; 2004	Chairperson and Trustee, Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians). Ms. Apoliona was elected OHA Trustee in 1996, and was re-elected to her 4th four-year term in 2008. Ms. Apoliona has dedicated more than 30 years working with and on behalf of Native Hawaiians. As Chairman of the OHA Board since 2000 and Trustee of OHA since 1996, she has led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians. Prior to OHA, she was President and Chief Executive Officer of Alu Like, a non-profit organization whose mission is to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology. Ms. Apoliona has been a director of Bank of Hawaii, the Company's major subsidiary, since 1994. She is active in the community and serves on the boards of Bernice Pauahi Bishop Museum, Queen Lili'uokalani Children's Center Advisory Council, and The Nature Conservancy of Hawaii. Ms. Apoliona's close association with and knowledge of Native Hawaiian affairs and with cultural and charitable causes in Hawaii give her a valuable perspective on the values and interests of our core market, which pervade the business environment. These insights inform the discussion at both the Board and on the Nominating and Corporate Governance Committee on which all of the independent directors serve.	—
Mary G. F. Bitterman; 65; 1994

President and Director of the Bernard Osher Foundation (a 33-year-old philanthropic organization headquartered in San Francisco that supports higher education and the arts) since 2004. Lead Independent Director of the Company since 1999. Previously, Dr. Bitterman was President and CEO of the James Irvine Foundation, an independent grant-making foundation serving Californians, and before that President and CEO of KQED, one of the major public broadcasting centers in the United States, Executive Director of the Hawaii Public Broadcasting Authority, Director of the Voice of America, and Director of the Hawaii State Department of Commerce and Consumer Affairs (and simultaneously ex officio Commissioner of Financial Institutions, Commissioner of Securities, and Insurance Commissioner). Until BlackRock's recent acquisition of Barclays Global Investors ("BGI"), she was a member of the BGI board for nine years, serving on the Audit Committee as well as chairing the Nominating and Corporate Governance Committee. Dr. Bitterman has been a director of Bank of Hawaii, the Company's major subsidiary, since 1984. She currently is a director of the Bay Area Council Economic Institute, Board Chair of the Commonwealth Club of California and of the PBS Foundation, and an Advisory Council member of the Stanford Institute for Economic Policy Research and the Public Policy Institute of California. She is an Honorary Member of the National Presswomen's Federation and a Fellow of the National Academy of Public Administration. Dr. Bitterman received her B.A. from Santa Clara University and her M.A. and Ph.D. from Bryn Mawr College. Dr. Bitterman's long history of experience in broadcasting, media and public policy, her experience as a regulator with authority over Bank of Hawaii and other state-chartered banks, her service on the board of a large mutual fund complex and its key committees, and her over 15 years on the Company's Board provide her with expertise across a range of issues of critical importance to the Company's activities in a highly regulated industry as well as the public facing aspects of our business. By virtue of her position as Lead Independent Director, she serves ex-officio as a member of each of the Board's other standing committees.

Barclays Global Investors Funds

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Mark A. Burak; 61; 2009

Retired. Formerly an independent consultant providing planning and business performance evaluation advisory services, and Executive Vice President for Planning, Analysis and Performance Measurement, Bank of America, having retired in 2000 after more than thirty years of service. Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank, now part of Bank of America. As a consultant for Bank of Hawaii from late 2000 through 2003, he oversaw the development of the strategic plan and restructured the Company's management accounting processes, including the implementation of a capital allocation methodology and development of a formal business unit performance evaluation process. Among other positions, Mr. Burak served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank. Mr. Burak is a Certified Public Accountant. He has been a director of Bank of Hawaii, the Company's major subsidiary, since 2009. He serves on the Board of Trustees of the Honolulu Academy of Arts and is a member of the Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants. Mr. Burak received his BBA in Public Accounting from Loyola University of Chicago and his MBA in finance from the Kellogg Graduate School of Management at Northwestern University. Mr. Burak's career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii gives him direct knowledge of our business. His professional experience and educational background led the Board to elect him to its Audit Committee and to designate him as a financial expert on that Committee. Along with all of the other independent directors, Mr. Burak also serves on the Board's Nominating and Corporate Governance Committee.

—
Michael J. Chun; 66; 2004

President and Headmaster of Kamehameha Schools—Kapalama (a college preparatory school serving children of Hawaiian ancestry) since 2001 and President, Kamehameha Schools since 1988. As President and Headmaster, he is responsible for the leadership, financial management, administration and effectiveness of the college preparatory education program at the flagship Kapalama campus. Prior to his appointment as Kamehameha Schools president, Dr. Chun was Vice President of Park Engineering, a Honolulu engineering consulting firm. He also served as Chief Engineer of the City and County of Honolulu and taught at the University of Hawaii where he directed graduate instruction and research in environmental engineering. Dr. Chun has been a director of Bank of Hawaii, the Company's major subsidiary, since 1993. In addition to being a director of Alexander & Baldwin (a shipping and real estate company), he serves on the boards of various professional and community organizations, including Hawaii Pacific University, Hawaii Medical Services Association, the Metropolitan Board of the YMCA of Honolulu, and Bishop Museum. Dr. Chun received his bachelor of science in civil engineering and his Ph.D. in environmental engineering from the University of Kansas, and his master of science in civil engineering from the University of Hawaii. Dr. Chun's leadership of one of Hawaii's premier educational institutions both provides him with insights into key segments of our markets and customer base and, together with his engineering background, assists the Board in its consideration of a range of operational matters. These insights inform the discussion at both the Board and on the Nominating and Corporate Governance Committee on which all of the independent directors serve.

Alexander & Baldwin, Inc.

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Clinton R. Churchill; 66; 2001

Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1992 (Chairman 1998, 2000, 2004, 2008). Mr. Churchill served as COO and CEO of The Estate of James Campbell prior to becoming one of its Trustees. He also served as Controller, Financial Vice President, and President of Gaspro, Inc. and three years as a management consultant with Touche Ross & Co. Mr. Churchill has been a director of Bank of Hawaii, the Company's major subsidiary, since 1992. He serves on the board of Hawaii Pacific Health and is their current Audit Committee Chairman. Mr. Churchill serves as a member of the Military Affairs Council and President of the Pacific Aviation Museum at Pearl Harbor. He received his bachelor of science in business and his MBA in management and finance from the University of Arizona. Mr. Churchill's long association with the Campbell Estate, a nationally diversified real estate company and a major Hawaii landowner, has given him a broad perspective on business affairs in the Company's core market as well a deep knowledge of an industry that represents a large portion of our customer base. That perspective as well as Mr. Churchill's background in financial accounting led the Board to elect him to its Audit Committee, which he chairs. Along with all of the other independent directors, Mr. Churchill also serves on the Board's Nominating and Corporate Governance Committee.

—
David A. Heenan; 69; 1993

Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1995 (Chairman 1999, 2001). Dr. Heenan formerly served as Chairman and CEO of Theo H. Davies Co., Ltd., the North American holding company for the Hong Kong-based Jardine Matheson. He also worked internationally for Chevron, Citicorp and McKinsey. He has served on the faculties of the Wharton and Columbia Business Schools. Dr. Heenan is a visiting professor at Georgetown University. Dr. Heenan has been a director of Bank of Hawaii, the Company's major subsidiary, since 1983. He is the author or co-author of seven books and has written various articles for diverse publications as the Harvard Business Review, the Sloan Management Review, the Wall Street Journal, and the New York Times. He holds an MBA from Columbia University and Ph.D. from the Wharton School of Business, University of Pennsylvania. As is the case with Mr. Churchill, Dr. Heenan's association with the Campbell Estate, qualifies him for service on the Company's Board. His international experience with major multinationals gives him an added perspective that is valuable to the Board in light of the broad geographic reach of the Company's business. Dr. Heenan's management and business knowledge led the Board to elect him to its Compensation Committee, which he chairs, and to its Executive Committee. Along with all of the other independent directors, Dr. Heenan also serves on the Board's Nominating and Corporate Governance Committee.

Maui Land & Pineapple Co., Inc.
Peter S. Ho; 44; 2009

President of the Company since April 2008; Vice Chairman and Chief Banking Officer since January 2006; Vice Chairman, Investment Services from April 2004 to December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003 to April 2004. As President of the Company, he is responsible for retail banking, commercial banking and investment services. Mr. Ho has been a director of Bank of Hawaii, the Company's major subsidiary, since 2005. Mr. Ho is active in the Hawaii community and serves on several boards, including the Hawaii Chapter of the American Red Cross, The Nature Conservancy of Hawaii, the Hawaii Community Foundation, and Teach for America-Hawaii. He also serves on the board of trustees of Hawaii Pacific University, Hanahauoli School, and Pacific Capital Funds. Mr. Ho holds a bachelor of science degree in business administration and an MBA from the University of Southern California. In 2008 he successfully completed Harvard Business School's Advanced Management Program. Mr. Ho's long career at Bank of Hawaii, his management responsibilities for all aspects of the Company's banking operations and his deep knowledge of our markets, community and culture all qualify him for service on our Board.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Robert Huret; 64; 2000

Managing Member of FTV Management Company, L.P., (a private equity management company) since 1998 and FTV Capital, a multi-stage private equity firm whose limited partners include many of the world's foremost financial institutions. Mr. Huret is also Chairman of Huret Rothenberg & Co. a private investment firm and director of Daylight Forensic & Advisory,  LLC and Caplin Systems, Ltd. Previously, he was a senior consultant to Montgomery Securities. He has served as Senior Vice President and Finance and Trust Executive Officer at the Bank of California and also Vice President of Planning. Mr. Huret was also Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation. He has 42 years of commercial banking, investment banking and private equity investment experience. He has participated in over 100 bank and bank-related mergers, public offerings and joint ventures, with an emphasis on technology companies focused in the financial services industry. Mr. Huret has been a director of Bank of Hawaii, the Company's major subsidiary, since 2000. He has served as Trustee of Cornell University and San Francisco University High School. He received his bachelor of science in Industrial and Labor Relations from Cornell University and his MBA with distinction from Harvard University. Mr. Huret's knowledge of the commercial and investment banking business, his experience in finance and investment activities and his participation in strategic transactions across the financial services spectrum give him a broad and deep perspective on all facets of our business. These qualifications led the Board to elect him to its Audit Committee and to designate him as a financial expert on that Committee. Along with all of the other independent directors, Mr. Huret also serves on the Board's Nominating and Corporate Governance Committee.

—
Allan R. Landon; 61; 2004

Chairman and Chief Executive Officer of the Company since September 2004. Mr. Landon joined Bank of Hawaii in 2000 as Executive Vice President and Director of Risk Management. He subsequently served as Treasurer, Chief Financial Officer, Chief Operating Officer and President. Mr. Landon has a college degree in business and 12 years in banking, preceded by 28 years experience examining and consulting with banks as a CPA, with specific experience in bank accounting, taxation, controls, operations, technology, governance, capital formation, and acquisitions. He has worked with banks and other financial companies and organizations in a broad range of US and some international markets. Mr. Landon's management experience relates to banking and professional services, where he has overseen banking, operating, finance, risk, marketing and human resources functions and units in medium and large organizations. Mr. Landon has been a director of Bank of Hawaii, the Company's major subsidiary, since 2002. For the last decade, Mr. Landon has been active in community affairs and organizations in Hawaii. During the last five years he has served as Chairman of the Board at the University of Hawaii and Hawaii Medical Services Association, Hawaii's largest educational and insurance organizations, respectively. During his career, he has participated in continuing education programs presented by Harvard, Duke and Northwestern Universities and by his employers and clients. He also participates regularly in industry and regulatory education programs. Mr. Landon's service in positions of increasing executive responsibility at the Company, his involvement with local business and community affairs and his professional background add to his qualifications to serve as a director and chairman of the Board's Executive Committee.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Kent T. Lucien; 56; 2006

Vice Chairman and Chief Financial Officer of the Company since April 2008; Trustee, C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) from April 2006 to December 2007; and Chief Executive Officer Operations, C. Brewer & Co., Ltd. from May 2001 to April 2006. He also held the positions of Controller and CFO and various other executive positions at C. Brewer & Co., Ltd. Prior to C. Brewer & Co., Ltd., Mr. Lucien worked for Price Waterhouse Coopers. He is a Certified Public Accountant. Mr. Lucien serves on the board of Wailuku Water Company LLC and Maui Land & Pineapple Co., Inc. where he serves as Audit Committee Chair. He has been a director of Bank of Hawaii, the Company's major subsidiary, since 2006. Mr. Lucien received his bachelors degree from Occidental College and his MBA from Stanford University. Mr. Lucien's senior executive experience in significant Hawaiian businesses and his background in finance and accounting led the Board to nominate him as a director in 2006 and, prior to becoming the Company's Chief Financial Officer, to serve on the Audit Committee as its chair and to be designated as a financial expert. These qualifications, coupled with the deep knowledge of the Company's finances gained in his current role continue to qualify him for Board service.

Maui Land & Pineapple Co., Inc.
Martin A. Stein; 69; 1999

Partner, RSA Ventures (a consulting and venture capital company) since 1999; Chief Executive Officer and President, Sonoma Mountain Ventures, LLC (strategic and technology consulting and venture capital) 1998 to 2004. RSA Ventures specializes in telecommunications and internet financial companies across the United States and international companies including Canada and Israel. For eight years, Mr. Stein served as Vice Chairman of BankAmerica Corporation responsible for all technology and operations worldwide. He chaired various marketing, product strategy and budget committees for Bank of America and its parent company. He also served as EVP and Chief Information Officer responsible for all technology and operations at PaineWebber Corporation. As EVP of Fleet Financial Group, he was responsible for strategic planning, product development, marketing, MIS, operations and payments. Mr. Stein has been a director of Bank of Hawaii, the Company's major subsidiary, since 1999. Mr. Stein brings extensive experience in merger and consolidation activities, organizational efficiencies and staff management and development. He received a bachelor of arts degree (cum laude) and an honorary doctorate degree in business science from St. Johns University. Mr. Stein's knowledge of the global commercial banking business and his focus on the technology that continues to be of great significance to the industry, as well as his experience in strategic transactions and operational challenges, allow him to provide the Board with valuable insight across a range of matters. These qualifications led the Board to elect him to its Audit Committee. Along with all of the other independent directors, Mr. Stein also serves on the Board's Nominating and Corporate Governance Committee.

—
Donald M. Takaki; 68; 1997

Chairman and CEO, HawkTree International, Inc. (a diversified holding company engaged in transportation, leasing, business records management, and real estate) since 1999. As Chairman and CEO of Island Movers, Inc., Mr. Takaki has grown his family-owned and operated transportation services company into Hawaii's largest transportation service company ranked among the top 250 companies in the State of Hawaii. He is the former Chairman of the Hawaii Convention Authority and former board member of Hawaiian Airlines. Mr. Takaki has been a director of Bank of Hawaii, the Company's major subsidiary, since 1990. He is committed to his community having served on the boards of many business and civic organizations, including the Hawaii Visitors and Convention Bureau (Chairman 2004-2006), Hawaii Hotel & Lodging Association, Hawaii Korean Chamber of Commerce, Japanese Cultural Center of Hawaii, and Iolani School. He serves as President and General Manager, Pacific Region Baseball, Inc., a non-profit organization that brings student athletes to and from Hawaii and Asia to promote cross cultural learning. In 2007, Mr. Takaki was recognized as the Distinguished Public School Graduate by the Public Schools of Hawaii Foundation. Mr. Takaki's deep involvement in the community and knowledge of business affairs throughout the Hawaiian Islands, as well as the experience gained through 13 years of service on our Board, make him well-qualified for service as a director.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Barbara J. Tanabe; 60; 2004

Owner and Partner, Ho'akea Communications, LLC (a public affairs company) since 2003. Ms. Tanabe has expertise in communications and issues management with 25 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia. She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management. Ms. Tanabe was one of the first Asian-American women journalists in the nation, and pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights. She co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii. Ms. Tanabe has been a director of Bank of Hawaii, the Company's major subsidiary, since 1994. She serves on the boards of the Japan-America Society of Hawaii (Chair), Pacific Forum (The Asia arm of the Center for Strategic and International Studies), and numerous task forces including special assignments with the chief justice of the Hawaii State Supreme Court. She received her bachelor of arts degree in communications from the University of Washington and an MBA from the University of Hawaii. Ms. Tanabe's expertise in and sensitivity to public policy matters, the media and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board and her management and business ownership background align her views on the Compensation Committee with those of shareholders. Along with all of the other independent directors, Ms. Tanabe also serves on the Board's Nominating and Corporate Governance Committee.

—
Robert W. Wo, Jr.; 57; 2002

President and Director, C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984. Under Mr. Wo's leadership, his third generation family-owned and operated business has grown to become Hawaii's largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation. He is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii. Mr. Wo has been a director of Bank of Hawaii, the Company's major subsidiary, since 1991. He has always been active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and the Retail Merchants of Hawaii. Currently, Mr. Wo serves on several business and non-profit boards, including Grace Pacific Corporation, Hawaii Medical Service Association, Kapiolani Health Foundation, Assets School, and Bobby Benson Center. He received his bachelors in Economics from Stanford University and earned his MBA from Harvard Business School. Mr. Wo's deep involvement in the community and knowledge of business affairs throughout the Hawaiian Islands bring a customer perspective to his participation in Board affairs and, as a major employer in the state, qualify him for service on the Compensation and Executive Committees as well as his role as a director. Along with all of the other independent directors, Mr. Wo also serves on the Board's Nominating and Corporate Governance Committee.

—

BENEFICIAL OWNERSHIP

        At the close of business on February 16, 2010, Bank of Hawaii had 48,010,982 shares of its common stock outstanding. As of February 16, 2010, this table shows how much Bank of Hawaii common stock was owned by (i) its directors and nominees, (ii) the executive officers named in the Summary Compensation Table (the "named executive officers"), (iii) all executive officers and directors as a group, and (iv) entities that are known by us to own beneficially more than five percent of Bank of Hawaii's common stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of February 16. 2010
BlackRock, Inc.(1)	4,944,488		0	4,944,488	10.31%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(2)	2,859,710		0	2,859,710	5.96%
100 Vanguard Blvd.
Malvern, PA 19355
S. Haunani Apoliona	7,310	(3)	17,048	24,358	*
Mary G. F. Bitterman	23,874	(3)(4)	18,248	42,122	*
Mark A. Burak	1,000		0	1,000	*
Michael J. Chun	11,542	(3)(4)	17,248	28,790	*
Clinton R. Churchill	14,640	(3)(4)(6)	17,248	31,888	*
David A. Heenan	33,299	(3)(5)	18,248	51,547	*
Robert Huret	18,604	(3)	16,248	34,852	*
Martin A. Stein	6,634	(3)	18,248	24,882	*
Donald M. Takaki	24,283	(3)	18,248	42,531	*
Barbara J. Tanabe	17,639	(3)	17,248	34,887	*
Robert W. Wo, Jr.	23,211	(3)(4)	17,248	40,459	*
Allan R. Landon	145,261		242,238	387,499	*
Peter S. Ho	63,481		57,835	121,316	*
Kent T. Lucien	14,020	(3)	2,191	16,211	*
Mark A. Rossi	13,919		0	13,919
Mary E. Sellers	28,119		35,890	64,009	*
Directors, nominees and executive officers as a group (20 persons)	517,774		627,910	1,145,684	2.4%

*
Each of the directors and named executive officers beneficially owns less than 1 percent of the outstanding common stock.

Notes to Table on Amount and Nature of Beneficial Ownership

All stock is subject to sole voting and investment power unless otherwise specified.

(1)
According to its Schedule 13G filed with the SEC on January 8, 2010, BlackRock, Inc. is a parent holding company or control person and its subsidiaries, BlackRock Advisors LLC, BlackRock

  Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Japan Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., and BlackRock International Ltd,, (collectively referred to as "BlackRock") may be deemed to have beneficial ownership as of December 31, 2009 of 4,944,488 shares of Bank of Hawaii common stock owned by numerous investment advisory or bank clients, none known to have more than five percent. According to the same filing, BlackRock has sole power to vote or to direct the vote over 4,944,488 of those shares, and sole power to dispose or to direct the disposition of 4,944,488 shares.

(2)
According to the information furnished by them, The Vanguard Group, Inc. ("VGI") is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VGI, is serving as investment manager of collective trust accounts. Based solely on a Schedule 13G filed with the SEC on February 5, 2010, VGI, in its capacity as investment adviser, may be deemed to have beneficial ownership as of December 31, 2009 of 2,859,710 shares of Bank of Hawaii common stock owned by numerous investment advisory clients, none known to have more than 5 percent. According to the same filing, VGI has sole power to vote or direct the vote of 29,629 of those shares, sole power to dispose or to direct the disposition of 2,830,081 shares, and shared power to dispose or to direct the disposition of 29,629 shares.

(3)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 4,289 shares; Ms. Bitterman, 982 shares; Mr. Chun, 8,229 shares; Mr. Churchill, 6,682 shares; Mr. Heenan, 12,229 shares; Mr. Huret, 2,429 shares; Mr. Lucien (who is now an employee of the Company), 982 shares; Mr. Stein, 2,429 shares; Mr. Takaki, 11,229 shares; Ms. Tanabe, 2,429 shares; and Mr. Wo, 5,782 shares. Includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Churchill, 4,338 shares; Heenan, 18,489 shares; Huret, 13,370 shares; Takaki, 11,049 shares; and Wo, 4,974 shares; and Ms. Tanabe, 6,248 shares.

(4)
Includes shares held individually by family members as to which the specified officer or director may be deemed to have shared voting or investment power as follows: Ms. Bitterman, 7,492 shares, Mr. Chun, 3,313 shares, Mr. Churchill, 315 shares, and Mr. Wo, 3,400 shares.

(5)
Includes 420 shares owned by a family partnership of which Mr. Heenan has shared voting and investment power. Also includes 156 shares owned by David A. Heenan, Inc. of which Mr. Heenan is president.

(6)
Includes 500 shares held in an Individual Retirement Account.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company and the Board have adopted Corporate Governance Guidelines ("Governance Guidelines"). The Governance Guidelines are posted on the Company's Investor Relations website at www.boh.com. The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management and independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer ("CEO") evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board's annual performance evaluation.

        The Company's leadership structure consists of a combined Chairman and CEO and a Lead Independent Director. At this time, the Board believes that it is in the best interests of the Company to have a single individual to control and implement the short- and long-term strategies of the Company, particularly in the current environment facing financial institutions. At the same time this governance structure provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management's performance, and enables the Board to fulfill its duties effectively and efficiently. The Company's leadership structure ensures the objectivity of the Board's decisions and its role in reviewing the performance of management. Through its leadership and governance processes the Company has successfully established a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.

        The Company's Lead Independent Director is appointed by the Board and the current Lead Independent Director, Dr. Mary G. F. Bitterman, has served in this position since 1999. The Company's Governance Guidelines clearly define the Lead Independent Director's role and duties which include, but are not limited to: serving as Chairman of the Company's Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.

        In addition to a Lead Independent Director, ten of the eleven non-management directors are "independent" as defined by the NYSE rules. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2009, the non-management directors met in executive session five times. The Lead Independent Director also meets regularly on an individual basis with members of the Company's executive management team.

Director Qualifications and Nomination Process

        The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE. Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders. The criteria also include a determination of the needs of the Board and of the individuals' personal qualities and characteristics with those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to understand the Company's business.

        The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company's business. To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above. The result is a diverse and experienced Board, ranging in age from 44 to 69, with a variety of ethnicities and genders. The Board includes directors with experience in public corporations, non-profits, and entrepreneurial individuals who have successfully run their own private enterprise. The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in finance, accounting, information technology, lending, investment management, and communications. With the exception of Mr. Burak, who was first elected in 2009, all of the non-management directors have been on the Company's Board for at least five years.

        A shareholder may submit a candidate for consideration by the Board to be included in the Board's slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company's By-Laws and Governance Guidelines. Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2011 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 13, 2010 at 130 Merchant Street, Honolulu, Hawaii 96813.

Communication with Directors

        Shareholders and any interested parties may communicate with the Board, Non-Management Directors or Lead Independent Director by sending correspondence c/o the Company's Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, Non-Management Directors or Lead Independent Director as addressed.

Code of Business Conduct and Ethics

        The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

        The Company and Board have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (the "Code") that is posted on the Investor Relations page of the Company's website www.boh.com. The Code addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of the Company may be made only by the Audit Committee of the Board of Directors and must be promptly disclosed as required by SEC or NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company's website.

Director Independence

        The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company's management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

  a)
  In no event shall a director be considered independent if the director is an employee, or a member of the director's immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman, CEO, CFO or other executive officer shall not disqualify a director from being considered independent following that employment.

  b)
  In no event shall a director be considered independent if the director receives, or a member of the director's immediate family receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and is not independent until three years after ceasing to receive such compensation.

  c)
  In no event shall a director be considered independent if the director is a current partner or employee of the Company's internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company's audit; or was a partner or employee of such a firm and personally worked on the Company's audit within the last three years.

  d)
  In no event shall a director be considered independent if the director is employed, or a member of the director's immediate family is employed, as an executive officer of another company where any of the Company's present executives serves on that company's compensation committee until three years after the end of such service or employment relationship.

  e)
  In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues for such year, until three years after falling below such threshold.

  f)
  A director will not fail to be deemed independent solely as a result of the director's and the director's immediate family members', or a director's affiliated entity's, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

  g)
  Audit Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit Committee members may receive directors' fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

  h)
  If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board's judgment material, and therefore whether the affected director is independent.

        For purposes of these independence standards, an "immediate family member" includes the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director's home.

        The following ten directors and nominees have been determined by the Board to be independent: Messrs. Burak, Chun, Churchill, Heenan, Huret, Stein and Wo, and Mmes. Apoliona, Bitterman and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. There were no relationships that were considered in determining the independence of the independent directors. All of the committees, with the exception of the Executive Committee, are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Landon is the CEO of the Company and therefore not independent, Mr. Ho is the President of the Company and therefore not independent,

Mr. Lucien is the CFO of the Company and therefore not independent, and Mr. Takaki has been determined not to be an independent director due to his and his family's ownership interest in HawkTree International, Inc. ("HawkTree"), a diversified holding company engaged in transportation, leasing, business records management, and real estate. HawkTree and its subsidiaries provide courier, armored car, ATM servicing, moving, and relocation services for the Company, and the Company provides insurance services to HawkTree. More specific information is available on page 44 in the section regarding Certain Relationships and Related Transactions.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during fiscal year 2009 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under "Certain Relationships and Related Transactions." Further, during 2009, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

  •
  A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Oversight of Risk

        Bank of Hawaii governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business process are in compliance with legal and regulatory requirements and support the Company's governing objective of maximizing shareholder value over time and cultural imperatives. Authority for accepting risk exposures on behalf of the Company originates from the Board of Directors and in turn is delegated through the Managing Committee and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Managing Committee with a forum for the review and communication of both specific and company wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management's responsibility for ensuring risk is managed within established tolerances.

        Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. Systems, information and timely reporting enable the organization to quickly adapt to early warning signs.

        The Board of Directors is responsible for oversight of the Company's enterprise risk framework. The Board has delegated to the Audit Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; the Fiduciary and Investment Management Committee primary responsibility for oversight of fiduciary and investment risk of client accounts; and the Compensation Committee primary responsibility for oversight of risk related to management and staff. These committees report to the full Board to ensure the Company's overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.

        Risk reports are provided and discussed at every Committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the Chief Legal Officer and the Chief Fiduciary

Officer) regularly provide updates at the respective Committee and Board meetings. In support of the Board's risk oversight role and to ensure that potential problems are surfaced, the Audit Committee directly oversees the Company's Internal Audit and Credit Review functions.

Compensation Policies and Risk

        The Board's risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize risk taking. In 2009, with the assistance of an independent outside consultant, the Company completed a review of its compensation policies and incentive plans to confirm its policies and plans are encouraging behavior that is within the Company's risk tolerance, are compatible with effective controls and risk management, and are supported by strong corporate governance. The Company's incentive compensation plan documents were reviewed, as well as the past two years of the Company's proxy filings, Human Resources and Compensation Committee charter and meeting minutes, and quarterly line of business profitability reports. The results of the review revealed no individual employees or groups of employees whose activities expose the firm to material amounts of risk. The review also revealed that the controls and risk management at the Company are communicated in a top down manner and are ingrained in the culture of the organization, creating a comprehensive risk management process. The Company's compensation policies and incentive plans are further supported by an effective Board and strong corporate governance structure. The results of the review were shared with the Human Resources and Compensation Committee and the full Board. Upon review and discussion of the results, management and the Committee are of the opinion that the Company's compensation policies are sound and do not create incentives affecting financial risk that are likely to have a material adverse affect on the Company. This disclosure is required only if it has been determined that the Company's compensation policies create risks that are likely to have a material adverse affect on the Company. Although the disclosure was not required, the Board and Management of the Company felt it was important to make an affirmative statement about the relationship of its compensation plans and policies and material adverse risk.

BOARD COMMITTEES AND MEETINGS

        The Board met 10 times during 2009. The Board's policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company's annual shareholder meeting. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings held by the committees on which he or she served in 2009. All of the Company's directors attended the 2009 shareholders' meeting.

Board Committees

        The Board has four standing committees: the Audit Committee, the Human Resources & Compensation Committee (the "Compensation Committee"), the Executive & Strategic Planning Committee (the "Executive Committee"), and the Nominating & Corporate Governance Committee (the "Nominating Committee"). The committee charters are posted in the Investor Relations section of the Company's website at www.boh.com.

        The Board has affirmatively determined that all of the members of the Audit, Compensation and Nominating Committees ("Board Committees") meet the independence standards of the NYSE and the Company's Governance Guidelines. The Board Committees' charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

        Below are the members of each current standing committee.

Audit	Compensation	Executive	Nominating and Governance
Mary G. F. Bitterman	Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Mark A. Burak	David A. Heenan*	Clinton R. Churchill	Mary G. F. Bitterman*
Clinton R. Churchill*	Barbara J. Tanabe	David A. Heenan	Mark A. Burak
Robert Huret	Robert W. Wo, Jr.	Allan R. Landon*	Michael J. Chun
Martin A. Stein		Robert W. Wo, Jr.	Clinton R. Churchill
David A. Heenan
Robert Huret
Martin A. Stein
Barbara J. Tanabe
Robert W. Wo, Jr.

*
Committee Chairman

Audit Committee: 7 Meetings in 2009

        The Audit Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit Committee's duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm's qualifications and independence; and overseeing the performance of the Company's internal audit function and independent registered public accounting firm. The Board has determined that Mark A. Burak and Robert Huret meet the definition of "financial expert" within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. The Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company's hiring of employees of the independent registered public accounting firm. The Committee is also responsible for reviewing transactions involving a director or executive officer. The report of the Audit Committee is on page 22.

Compensation Committee: 6 Meetings in 2009

        The duties of the Compensation Committee are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Committee reviews and approves goals for incentive compensation plans, stock plans, and evaluates performance against those goals. The Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as in compliance with all applicable laws, rules and listing standards. The CEO, in consultation with the director of human resources, makes recommendations with respect to non-CEO executive officer compensation.

Executive Committee: No Meetings Held in 2009

        The Committee has power to act for the Board in between its meetings except on those matters reserved to the Board by the By-Laws or otherwise. The Committee has the authority to advise the

CEO and Board on long-range strategy and monitor the Company's progress. The Committee did not meet in 2009.

Nominating & Corporate Governance Committee: 5 Meetings in 2009

        The duties of the Nominating & Corporate Governance Committee are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board. The Committee reviews the Board's organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Committee reviews and evaluates the Company's compliance with corporate governance requirements and leads and oversees the Board and its committees' annual performance evaluations. Further information regarding the responsibilities performed by the Committee and the Company's corporate governance is provided in the Committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer and Meeting Fees

        In 2009, each director was paid an annual retainer of $20,000, plus $750 for each Board meeting attended. The Lead Independent Director is paid an additional annual retainer fee of $10,000. The chairmen of the Compensation and Audit Committees, and the vice chairman of the Executive Committee also receive an annual retainer of $5,000. The Directors are reimbursed for board-related travel expenses, and directors who are non-Hawaii residents receive an additional $5,000 to compensate them for travel time. Members of the Compensation Committee and the Executive Committee receive $750 for each meeting attended. The fee is $1,500 per meeting for members of the Audit Committee and $2,000 per meeting for the Chairman of the Audit Committee. No fees are paid for attendance at the Nominating & Corporate Governance Committee meetings. In addition to the four standing committees mentioned above, the Board has other committees for which directors receive fees. Ms. Apoliona and Mr. Takaki are members of the Benefit Plans Committee and receive $750 per meeting attended, and Mmes. Apoliona and Tanabe and Messrs. Chun, Takaki, and Wo are members of the Fiduciary Investment Management Committee and receive $750 per meeting attended. Mr. Wo also receives an annual retainer of $5,000 as chairman of the Fiduciary Investment Management Committee.

Director Stock Plan

        The Company maintains the Bank of Hawaii Corporation Amended and Restated Director Stock Compensation Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by ownership of shares of Bank of Hawaii common stock. The Director Stock Plan allows for the granting of stock options, restricted stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2009, Board members were given the option of receiving a grant of restricted shares, or the equivalent value in cash. Seven Board members accepted the stock award and the Company issued 1,447 shares of restricted common stock ("Restricted Shares") to each of the seven non-employee directors with a vesting date of one year from the date of grant. The other four non-employee directors accepted a cash award of $52,500 which was subsequently used to purchase Company shares. No options were granted under the Director Stock Plan in 2009.

Directors' Deferred Compensation Plan

        The Company maintains the Directors' Deferred Compensation Plan, under which a non-employee director may elect to defer the payment of either all of the director's annual retainer and meeting fees, or all of the director's annual retainer. At the director's choice, deferred amounts under the Directors' Deferred Compensation Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director). Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more Pacific Capital Funds or in shares of Bank of Hawaii common stock, as may be directed by the participant. The Bank of Hawaii's obligations under the Directors' Deferred Compensation Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Director Stock Ownership Guidelines

        The Board of Directors believes it is important to support an ownership culture for the Company's employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company, in December 2006, the Nominating & Corporate Governance Committee implemented stock ownership guidelines that require each non-management director to own a minimum amount of five times his or her annual cash retainer in the Company's stock. Directors were given five years to achieve guideline levels of ownership. Ten of the current non-management directors have satisfied the ownership guidelines and one made significant progress in meeting the ownership guidelines in 2009.

Director Compensation

        The following table shows, for the year ended December 31, 2009, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
S. Haunani Apoliona	$35,750	$52,468	0	0	0	0	$88,218
Mary G. F. Bitterman	$57,500	0	0	0	0	$52,500	$110,000
Mark A. Burak	$19,750	0	0	0	0	$52,500	$72,250
Michael J. Chun	$31,250	$52,468	0	0	0	0	$83,718
Clinton R. Churchill	$45,750	0	0	0	0	$52,500	$98,250
David A. Heenan	$35,500	$52,468	0	0	0	0	$87,968
Robert Huret	$43,000	$52,468	0	0	0	0	$95,468
Martin A. Stein	$39,250	$52,468	0	0	0	0	$91,718
Donald M. Takaki	$34,250	$52,468	0	0	0	0	$86,718
Barbara J. Tanabe	$37,250	$52,468	0	0	0	0	$89,718
Robert W. Wo, Jr.	$42,250	0	0	0	0	$52,500	$94,750

(1)
David A. Heenan, Robert Huret, Donald M. Takaki, and Barbara J. Tanabe elected to defer all of their respective fees earned in 2009.

(2)
The amounts in this column reflect the fair market value of the restricted stock on the date of grant. On June 26, 2009, the Company issued a grant of 1,447 shares of restricted common stock to each of S. Haunani Apoliona, Michael J. Chun, David A. Heenan, Robert Huret, Martin A. Stein, Donald M. Takaki, and Barbara J. Tanabe who elected to receive the stock award, having an aggregate fair value of $52,468 based on the stock fair market value of $36.26 per share on the date of the grant; 100% of the grant will vest on the first anniversary date. As of December 31, 2009, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): S. Haunani Apoliona, 4,229 shares; Mary G. F. Bitterman, 982 shares; Mark A. Burak 0 shares; Michael J. Chun, 4,229 shares; Clinton R. Churchill, 2,782 shares; David A. Heenan, 4,229 shares; Robert Huret, 2,429 shares; Martin A. Stein, 2,429 shares; Donald M. Takaki, 4,229 shares; Barbara J. Tanabe, 2,429 shares; and Robert W. Wo, Jr., 2,782 shares.

(3)
No option awards were granted in 2009. As of December 31, 2009, each director had outstanding options to purchase the indicated number of shares of the Company common stock: S. Haunani Apoliona, 17,048; Mary G. F. Bitterman, 18,248; Mark A. Burak 0; Michael J. Chun, 17,248; Clinton R. Churchill, 17,248; David A. Heenan, 18,248; Robert Huret, 16,248; Martin A. Stein, 18,248; Donald M. Takaki, 18,248; Barbara J. Tanabe, 17,248; and Robert W. Wo, Jr., 17,248.

(4)
In 2009 each director was given the option of accepting the grant of restricted stock, or an equivalent value in cash that would be used to purchase common stock of the Company. Directors Mary G. F., Bitterman, Mark A. Burak, Clinton R. Churchill, and Robert W. Wo, Jr. accepted the cash for equity and received a cash sum of $52,500 on June 26, 2009.

 AUDIT COMMITTEE REPORT

        As members of the Audit Committee, we review the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

        The independent registered public accounting firm reports to us. We have sole authority to appoint (subject to shareholder ratification) and to terminate the engagement of the independent registered public accounting firm.

        We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended and as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax and other services, and required audit partner rotation.

        We discussed with the company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. We meet with the internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. We also periodically meet in executive session.

        In reliance on the reviews and discussions referred to above, as members of the Audit Committee, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. We have also appointed the Company's independent registered public accounting firm, subject to shareholder ratification, for 2010.

As submitted by the members of the Audit Committee,

  Clinton R. Churchill, Chairman
  Mary G. F. Bitterman
  Mark A. Burak
  Robert Huret
  Martin A. Stein

COMPENSATION COMMITTEE REPORT

        The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company's executive compensation programs, and various incentive and stock programs. As members of the Compensation Committee, we have reviewed and discussed the Compensation Disclosure and Analysis to be included in the Company's 2009 Proxy Statement with management and, based on these discussions, recommended to the Company's Board (and the Board subsequently approved the recommendation) that the Compensation Disclosure and Analysis be included in such Proxy Statement.

As submitted by the members of the Compensation Committee

  David A. Heenan, Chairman
  Mary G. F. Bitterman
  Barbara J. Tanabe
  Robert W. Wo, Jr.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        Compensation of our named executive officers, including the Chief Executive Officer (the "CEO"), is the responsibility of the Compensation Committee of the Board (the "Committee").

Compensation Philosophy

        The Committee believes that executive compensation should align with shareholders' interests, link to achievement of the Company's business plan, maintain a balance between risk and reward, reinforce support for the Company's vision and be consistent with market compensation trends after taking into account the unique circumstances facing the Company in light of geographic, demographic and economic conditions in the markets served by the Company. The Committee also believes that compensation should recognize short and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. There are no specific formulas to determine the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay. As described below, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility. While the Committee may also review market data, it does not target pay at any specific competitive market percentile.

Compensation Process

        The Committee, consistent with its Charter, determines compensation for the named executive officers. The Committee evaluates the CEO's performance against the overall corporate business plan. With respect to compensation decisions for the other named executive officers, the Committee gives significant weight to the recommendations of the CEO.

        The Committee monitors the Company's performance throughout the year as to both financial and non-financial performance. The Committee also monitors the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote unnecessary and excessive risks that may threaten the value of the Company. Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new policies with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.

        In January, the Committee reviews the Company's annual results and the longer-term performance trend compared to the business plan. The Committee uses this review, together with factors as described on page 29, as the basis for the annual evaluation of the CEO. The Committee's evaluation is communicated to the CEO by the Lead Independent Director and discussed with the full Board.

        Based on similar factors and individual objectives, the CEO annually reviews the performance of each of the other named executive officers. The conclusions reached and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee. For the 2009 recommendations, an assessment of effective risk management was added to each named executive's performance evaluation. The Committee considers the CEO's recommendations. The CEO does not attend executive sessions of the Committee where his own compensation is being reviewed and determined by the Committee or the Board. The CEO is assisted by the director of human resources (herself not a named executive officer) in formulating recommendations for the named executive officers, other than for himself. The Committee has the discretion to accept, reject or modify the CEO's recommendations. The Committee has discretion to determine the amount of equity and other compensation payable to executives based on its assessment of their performance. Rather than relying on formulaic models, the Committee believes that retaining discretion to assess performance of the CEO and other named executive officers gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

The Role of the Compensation Consultant

        The Committee is responsible for retaining its compensation consultant and for determining terms and conditions, including fees. The Committee determines whether the consultant's services are performed objectively and free from the influence of management. The executive compensation consultant reports directly to the Committee and takes instructions solely from the Committee. Towers Watson continued their engagement with the Committee to provide advice on executive compensation matters during 2009. The Committee Chairman pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments.

        The Committee examines the steps and safeguards Towers Watson takes to ensure that its executive compensation consulting services are objective, including:

  •
  The individuals providing consulting services to the Committee are not personally involved in other services Towers Watson provides to the Company;

  •
  Other services are provided under a separate contractual arrangement and without the knowledge or participation of the executive compensation consultant;

  •
  The individuals providing consulting services to the Committee do not share information about the specific work being performed on behalf of the Committee with other Towers Watson staff providing consulting assistance in other areas, except for information essential to work being performed under the direction of the Committee;

  •
  The individuals providing consulting services to the Committee are not directly compensated for the total revenues that Towers Watson generates from the Company, nor would their compensation be directly affected if the Company decided to no longer use Towers Watson's services in other areas;

  •
  The executive compensation consultant is not the client relationship manager on services provided to the Company;

        For 2009, Towers Watson provided the Committee with market data and an analysis of competitive compensation for the named executive officers. The Committee used this data as a "market check" to help assess the competitiveness of the Company's pay practices, but neither total compensation nor any element of compensation paid to the named executive officers is benchmarked against this data. The Committee did not target the elements of its compensation program at any specific level or percentiles within a peer group. Towers Watson provided a report to the Committee in January 2009 which was used to assess 2009 compensation. Towers Watson identified a peer group of ten publicly-held, high-performing, regional full-service community banks similar in size to the Company ranging between $6.8 billion and $17.0 billion in assets based on the most recently available quarterly data available at the time of the study, and a market capitalization of $1.1 billion to $3.4 billion as of November 30, 2008. These financial services organizations were also selected on the basis of their relatively low risk orientation and high levels of performance as measured by return on assets, return on equity, total shareholder return, loan loss reserves, and nonperforming assets. The ten organizations included:

  •
  Commerce Bancshares, Inc.

  •
  City National Corp.

  •
  Cullen/Frost Bankers, Inc.

  •
  BancorpSouth Inc.

  •
  FirstMerit Corp.

  •
  UMB Financial Corp.

  •
  Trustmark Corp.

  •
  First Midwest Bancorp Inc.

  •
  Old National Bancorp

  •
  Prosperity Bancshares, Inc.

        Towers Watson analyzed the proxy statements of the ten financial services organizations identified above and data from three national and highly regarded surveys (2008 Watson Wyatt Report on Top Management Compensation Survey, 2008 Mercer Executive Compensation Survey and 2008 Hewitt Financial Services Total Compensation Survey) specifically for financial services companies to determine the competitiveness of the Company's pay practices. They reported that the Committee's historic compensation practices generally resulted in competitive pay and:

  •
  Salary at approximately the 50th percentile,

  •
  Targeted total cash at approximately the 55th percentile,

  •
  Actual total cash paid at approximately the 60th percentile,

  •
  Long-term incentives at approximately the 45th percentile, and

  •
  Total direct compensation at about the 50th percentile.

        The Committee instructed Towers Watson to conduct a similar analysis on competitive market data for 2010. Towers Watson provided its completed report to the Committee in January 2010. It was believed that some of the banks in the 2008/2009 peer group were no longer considered high performing, or appropriate because many of the peer organizations were participating in the Troubled Asset Relief Program ("TARP"). TARP companies also must follow compensation guidelines that are structured non-conventionally. Therefore, Towers Watson identified a new 2009/2010 peer group of ten publicly-held, high-performing, regional full-service community banks similar in size to the Company ranging between $5.5 billion and $24.0 billion in assets based on the most recently available quarterly data available at the time of the study, and a market capitalization of $609 million to $3 billion as of November 19, 2009. These financial services organizations were also selected on the basis of their relatively low risk orientation and high levels of performance as measured by return on assets, return on equity, total shareholder return, loan loss reserves, and nonperforming assets. Five of the ten banks in the 2008/2009 peer group were substituted with other banks. The new peer group was reviewed with the Chairman of the Committee and consisted of:

  •
  BancorpSouth, Inc.

  •
  BOK Financial Corp.

  •
  Commerce Bancshares, Inc.

  •
  Community Bank System, Inc.

  •
  Cullen/Frost Bankers, Inc.

  •
  Hancock Holding Co.

  •
  NBT Bancorp, Inc.

  •
  Prosperity Bancshares, Inc.

  •
  UMB Financial Corp.

  •
  United Bankshares Inc. (WV)

        The proxy analysis of these 10 banks was supplemented with four published financial services surveys (2009 Watson Wyatt Report on Top Management Compensation Survey, 2009 Mercer Executive Compensation Survey, 2009 Towers Perrin Financial Services Executive Database, and 2009/2010 Watson Wyatt Report on Long-Term Incentives, Policies & Practices), again specifically for financial services organizations where available. Because of differences in the methodologies, timing of the release of survey results, and the type of data covered, each of the four nationally published surveys may not be used for benchmarking all pay components. Base salary and target total cash compensation was analyzed using the first three mentioned surveys above. Long-term incentive award opportunity levels were analyzed using only the last two surveys mentioned above because they provided the most current information at the time the analysis was conducted. The surveys were selected because they are conducted by large survey companies with robust participation representing between 300 and 2,400 organizations. The consultant used survey data subsets appropriate to the size of the company unit and responsibility scope of the position. In its study, Towers Watson reported:

  •
  Salary at approximately the 50th percentile,

  •
  Targeted total cash at approximately the 50th percentile,

  •
  Actual total cash paid at approximately the 65th percentile,

  •
  Long-term incentives at approximately the 50th percentile, and

  •
  Target total direct compensation at about the 50th percentile.

        Performance-based compensation plays a significant role in aligning executives' interests with those of the Company's shareholders; therefore incentives constitute a substantial portion of each of the named executive officers' compensation. The following table shows the percentage of targeted total direct compensation provided in the form of incentive compensation for each named executive officer ("NEO"). The Company's pay mix for the NEOs is generally consistent with competitive practices.

 Percentage of Target Total Direct Compensation Provided by Each Pay Element

	BOHC NEOs			Competitive
NEO	Salary	Annual Incentives	Long-Term Incentives*	Salary	Annual Incentives	Long-Term Incentives
Mr. Landon	32%	32%	36%	31%	29%	40%
Mr. Ho	31%	24%	45%	32%	28%	40%
Mr. Lucien	40%	27%	33%	44%	27%	29%
Mr. Rossi	43%	29%	28%	45%	26%	29%
Ms. Sellers	36%	25%	39%	48%	20%	32%

*
Because the Committee does not make long-term incentive grants every year to each NEO, the target value of the longer-term awards granted over the past 3 years have been averaged and included in the table above. The long-term incentive portion includes past stock option, restricted stock and Cash for Equity program grants.

        The focus of this engagement was on 2009 performance-based compensation and 2010 compensation decisions. The Committee reviewed the analysis and used it to assess compensation changes for 2010. Having considered the analysis by Towers Watson, the current economic environment, and the recommendation of the CEO, it was determined that base salaries in 2010 for the CEO, President, and Chief Administrative Officer would remain the same as in 2009, and the base salaries for the Chief Financial Officer and Chief Risk Officer would be increased effective April 1, 2010 by $35,000 and $30,000, respectively, based on their performance in 2009 and their compensation relative to industry peers.

        Fees paid to Towers Watson related to the directors and executive compensation engagement for the Committee totaled $38,066 in 2009.

        The Company separately retained Towers Watson in 2009 to provide actuarial, plan valuation, and benefit consulting services in connection with the Company's Employees' Retirement Plan of Bank of Hawaii. The decision to engage Towers Watson for these services was recommended and approved by the Company without Board discussion or approval. Fees paid to Towers Watson for the services in connection with the Company's retirement plan totaled $139,146 in 2009.

Compensation Elements and Determination of Compensation

        Compensation elements for 2009 included:

  •
  Base salary

  •
  Performance based variable compensation

  •
  Equity based compensation and Cash for Equity

  •
  Retirement and other benefits

  •
  Perquisites

        The measurements of corporate performance and individual performance and contribution that are used to evaluate named executive officers (other than the CEO) for each element of compensation paid to such executive officers, and the specific items of corporate performance that are taken into account in setting compensation policies and making compensation decisions, are set forth below. The CEO makes an initial recommendation to the Committee as to each element of compensation for each of the other named executive officers for their consideration. The Committee has the discretion to accept, reject, or modify the CEO's recommendations. In 2008, the Committee approved the "Cash for Equity Program." The program is intended to be an efficient way to provide equity based compensation. The goals of the program are to facilitate stock accumulation, simplify compensation and foster long-term employment by encouraging participants to use the cash to purchase the Company's common stock. The amount of the Company's Cash for Equity awards is determined independently of the value of a named executive officer's existing equity holdings and independently of the amount of his or her annual incentive award. The program allows for flexibility in the timing of awards and avoids the estimation of the value of grants.

  Base Salary

        Base salary is based on each individual's responsibilities. The CEO may consider the compensation of named executive officers disclosed by other banking companies. The Company generally establishes base salaries in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee based on the CEO's assessment of individual performance.

        In recommending base salaries the CEO considers the needs of the Company and of the executive officer, comparability within the Company, pay parity among positions of comparable responsibility and individual performance. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.

        In 2009 no increases in base salary were approved by the Committee. At the request of Mr. Landon, the Committee has not increased Mr. Landon's salary since 2004, and he has not received any other type of award in lieu of a salary increase.

  Performance Based Variable Compensation

        The named executive officers participate in the Bank of Hawaii Corporation Executive Incentive Plan (the "Executive Incentive Plan"), pursuant to which the Company awards annual cash awards to executives. The purpose of the Executive Incentive Plan is to optimize the profitability and growth of the Bank of Hawaii through incentives for each annual period. These incentives are consistent with the Company's goals and link the personal interests of participants with those of the Company's shareholders. The Executive Incentive Plan provides participants with an incentive for individual performance and teamwork among participants.

        For awards that are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) (see "Tax Considerations" below), the Committee establishes, at the beginning of an annual performance period, an incentive pool from which incentive awards are paid to participants. The incentive pool is expressed as a percentage of the Company's net income before taxes for the fiscal year. For performance year 2009, the incentive pool was established as an amount equal to 2% of the Company's net income before taxes for the fiscal year. At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2009, the Compensation Committee allocated a maximum of 19% to Mr. Landon, 14% to Mr. Ho and 9% to each of the other named executive officers. The Committee exercises its discretion, however, to reduce an executive's actual incentive payment to a dollar amount based on a target award opportunity. A target award opportunity, expressed as a percentage of base salary, is established for each named executive officer at the beginning of the year. Each named executive officer's target opportunity takes into account the executive's position, scope of responsibilities, and individual contribution to the Company. For 2009, the target incentive opportunity for the Chief Executive Officer was 100% of his base salary, the target opportunity for Mr. Ho was 80% of his base salary, and the target incentive opportunity for the each of the other named executive officers was 67.5% of base salary. The potential range of annual incentive opportunities is as follows:

Mr. Landon	0 - 120%
Mr. Ho	0 - 110%
Other Named Executive Officers	0 - 85%

        In evaluating the CEO's performance and determining the amount by which the CEO's incentive pool percentage would be adjusted to arrive at his incentive payment, the Committee employs a scoring system that assigns to the CEO a weighted score based on satisfaction of specified criteria established at the beginning of the year. The CEO receives a score, possibly ranging from 1 (lowest possible score) to 5 (highest possible score) for each of the specified criteria, and the scores are then weighted according to the specified percentages. For example, the Committee assigns a score of 5 if the Company's stock performance is in the top quartile or if Total Shareholder Return (dividends and share appreciation for the calendar year) is above 8%; a score of 4 if the Company's stock performance is in the second quartile or if Total Shareholder Return is above 5%; and a score of 3 if the Company's stock performance is in the third quartile or if Total Shareholder Return is above 2%. The Company's stock performance is measured through comparison with the banking companies identified in the Mid-Cap Bank Performance Index described below.

        For 2009, the Committee considered the criteria below and assigned the listed weights to such criteria. These measures were selected by the Committee because they represent a balance between financial and qualitative measurements of performance. They are consistent with the strategic direction of the Company and highly correlated to increases in shareholder returns as well as organizational long-term health and efficiency.

	Score	Weight	Product
Measurement Based
Stock performance as defined by the 2009 Mid-Cap Bank Performance(1) or Total Shareholder Return	5.00	20%	1.000
Company financial performance(2)	3.67	30%	1.100
Customer satisfaction as measured by the Company's Customer Satisfaction Survey	5.00	10%	0.500
Employee satisfaction as measured by the Company's Employee Satisfaction Survey	4.75	10%	0.475
Judgment Based
Community and customer relations	5.00	10%	0.500
Development of the management team	5.00	10%	0.500
Other significant achievements or activities accomplished	4.75	10%	0.475

Score			4.550

(1)
The Mid-Cap Bank Performance Index was developed internally and includes the following 44 banks. The Mid-Cap Bank Performance Index was approved by the Compensation Committee in February 2007 and is subject to change on a going forward basis if stock price information is no longer available on any public exchange, as a result of mergers and acquisitions. The Mid-Cap Bank Performance Index consists of: Associated Banc-Corp, Bank of Hawaii Corp, BB&T Corp., Cathay General Bancorp, Central Pacific Financial Corp., City National Corp./Beverly Hills CA, The Colonial BancGroup Inc., Comerica Inc., Commerce Bancshares, Cullen/Frost Bankers Inc., East West Bancorp Inc., Fifth Third Bancorp, First Bancorp/Puerto Rico, First Horizon National Corp., First Midwest Bancorp Inc./IL, FirstMerit Corp., Fulton Financial Corp., Glacier Bancorp Inc., Huntington Bancshares Inc./OH, Keycorp, M&T Bank Corp., Marshall & Ilsley

  Corp., National City Corp., Old National Bancorp, PNC Financial Services Group Inc., Popular Inc., Prosperity Bancshares Inc., Provident Bankshares, The South Financial Group Inc., Sterling Financial Corp./WA, Susquehanna Bancshares Inc., SVB Financial Group, Synovus Financial Corp., TCF Financial Corp., Trustmark Corp., UCBH Holdings Inc., Umpqua Holdings Corp., United Bankshares Inc., Valley National Bancorp, Westamerica Bancorporation, Whitney Holding Corp., Wilmington Trust Corp., Wintrust Financial Corp. and Zions Bancorporation.

(2)
The Committee uses the average of three performance measures to determine the financial performance score: 1) earnings per share, 2) Tier 1 capital, and 3) loan loss reserves. If EPS exceeds the budgeted amount by 4%, 2% to 4%, or up to 2%, the Committee assigns a score of 5, 4, or 3, respectively. If EPS is below budget by 2% to 4%, or by more than 4%, the Committee assigns a score of 2 or 1, respectively. If Tier 1 capital is 12% or more, 11% to 12%, 10% to 11%, 9% to 10%, or less than 9%, the Committee assigns a score of 5, 4, 3, 2, or 1, respectively. If the Company's loan loss reserves as a percent of total loans are above 2%, 1.9% to 2%, 1.8% to 1.9%, 1.7% to 1.8%, or 1.6% to 1.7%, the Committee assigns a score of 5, 4, 3, 2, or 1, respectively.

        As indicated in the table above, the Committee assigned a score of "5" for the stock performance criteria because the Company's stock performance was in the top quartile as measured by the Mid-Cap Bank Performance Index, and a score of "3.67" for the financial performance criteria because Tier 1 capital was more than 12%, loan loss reserves as a percent of outstanding loans was above 2%, and earnings per share was more than 4% below budget. With respect to the judgment based criteria, the Committee's evaluation is based on its subjective assessment of the CEO's performance in these areas. As noted above, the Compensation Committee assigned a score of "5" in two of these categories and a score of "4.75" in the "Other" category, resulting in a final weighted score of 4.55 to the CEO.

        In 2009, because risk management was particularly important to the Company, the Committee made two of the three financial performance criteria risk related. The specified criteria are generally not adjusted during the year, except, in the Committee's discretion, in the event of certain unanticipated transactions affecting the Company. The Committee did not make any such adjustments in 2009. Certain adjustments also may be made by the Committee with respect to awards granted to individuals who are promoted or change job responsibilities during the performance period. The Committee did not make any such adjustments for the CEO or named executive officers in 2009.

        The Committee believes that stock performance and financial performance correlate most closely with the objectives of the Company and that the more subjective elements can be assessed through survey data. The Committee determined the final incentive payment based on a subjective determination that takes into consideration the results of the scoring system, but which is not determined by reference to a specific formula driven off the numerical score. Based on this evaluation, the Committee awarded the CEO an incentive payment of $540,000 (72% of base salary), 10% lower than the CEO incentive payment of $600,000 in 2008.

        The incentive amounts payable to each of the other named executive officers is determined by a similar process that does not include formal scoring but takes into account individual business unit objectives, as well as the individual's performance, scope of responsibilities and market data. The CEO makes an initial recommendation to the Committee as to the final incentive awards for each of the other named executive officers for the Committee's consideration. The Committee has the discretion to accept, reject, or modify the CEO's recommendations. For 2009 compensation determinations, the Committee accepted and approved the CEO's incentive recommendations (as reflected in the Summary Compensation Table) for the other named executive officers.

        In addition to the awards under the Executive Incentive Plan, the Committee may pay discretionary cash awards to executives. In paying discretionary awards, the Committee considers recommendations from the CEO, changes in position, and an assessment of individual performance. These cash awards will not qualify as performance-based compensation under Section 162(m).

  Long-Term and Equity-based Compensation and Cash for Equity

        Long-term incentives are intended to encourage decision-making with the long-term interests of the Company in mind, to retain and reward management and to align the interests of shareholders and executives through the achievement of the Company's strategic business plan.

        Equity awards can be an important component of total compensation and reflect the Committee's strategy of balancing short and long-term incentives in structuring executive officer compensation and aligning the interest of the executives with those of shareholders.

        In accordance with the Company's equity compensation plans, the Committee may grant stock options, restricted stock awards or restricted stock units. However, it currently expects to award shares of restricted stock or restricted stock units to the extent, if any, it utilizes equity compensation as part of the overall compensation program.

        As mentioned above, in 2008, the Committee approved the Cash for Equity Program. The program is intended to be an alternative to equity based compensation. The goals of the program are to facilitate stock accumulation, simplify compensation and foster long-term employment by encouraging participants to use the cash to purchase the Company's common stock. The program also assists executives in meeting the Company's Stock Ownership Guidelines. The amounts paid to the named executive officers under this program are listed in the "Bonus" column in the Summary Compensation Table. Grants currently being issued under this program for named executive officers include long-term retention terms which call for repayment of a pro-rata portion of the grant if the executive leaves prior to the end of the term.

        The amount of the long-term incentive grant awards is subjectively determined, taking into account position and job responsibilities, individual performance, Company performance, future potential contributions to the Company, internal pay parity, and market survey data. In addition, the Committee may review additional factors to determine the size, frequency and type of long-term incentive grants. These factors may include the tax consequences of the grants to the individual and the Company, accounting impact, potential dilutive effects, potential future stock values and the number of shares remaining available for issuance under the Company's equity incentive plans.

        As determined at the discretion of the Committee, the terms and conditions of awards under the 2004 Stock and Incentive Compensation Plan, including the amount, measurement, vesting and payment of such awards, may be conditioned upon certain performance measures. In the case of awards that are intended to comprise qualified performance-based compensation to covered employees under Section 162(m) of the Internal Revenue Code, the performance measures are limited to one or more, separately or in combination, of the following performance measures: (a) earnings per share (actual or targeted growth); (b) net income after capital charge (NIACC); (c) net income (before or after taxes); (d) return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, or return on average equity); (e) efficiency ratio; (f) full-time equivalency control; (g) stock price (including, but not limited to, growth measures and total shareholder return); (h) noninterest income compared to net interest income ratio; (i) expense targets; (j) margins; (k) operating efficiency; (l) EVA® (economic value added); and (m) customer satisfaction. The performance measures may apply to the Company as a whole or any subsidiary, affiliate, or business unit of the Company.

        Restricted stock or restricted stock unit awards generally vest based on achievement of one or more performance goals, length of service or both. The discussion under "Grants of Plan-Based Awards" and the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table disclose the performance criteria that have been used for recent equity awards made to the named executive officers. These criteria include achievement of top quartile total shareholder return based on the Mid-Cap Bank Performance Index, Total Shareholder Return, Earnings Per Share growth, efficiency ratio, NIACC (as more fully defined in the Company's Annual Report on Form 10-K filed with the SEC on February 22, 2010), risk adjusted return on capital (RAROC), return on equity (ROE), direct expense, operating income growth, operating leverage, and credit loss management.

        Additional information regarding stock option and equity awards issued, and the criteria for performance based vesting, is provided in "Grants of Plan-Based Awards" and in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

        In 2001, the Committee adopted stock ownership guidelines applicable to the executive officers. The objective of stock ownership guidelines is to align shareholder and management interests. Under the guidelines, the CEO should own Company stock having a market value equal to at least five times base salary, and the other named executive officers should own at least 2.5 times base salary. Stock ownership includes the value of vested stock options, stock units from qualified plans, and other stock held by the executive. The guidelines provide that executives comply with the stock ownership levels within three years of the date that they are hired or promoted to such position within the Company. At December 31, 2009, Messrs. Landon and Ho and Ms. Sellers satisfied the stock ownership guidelines and Messrs. Lucien and Rossi made substantial progress in meeting the guidelines.

  Health, Retirement, Perquisites and Other Compensation

        Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees. This is consistent with our belief in offering employees basic health and retirement benefits that are competitive in our markets. The retirement programs assist our employees in planning for their retirement income needs. Benefits under our qualified health and retirement plans are not directly tied to specific Company performance. The Committee regularly reviews the value of benefits from the retirement plans.

        Our employees who meet service requirements are eligible to participate in the Company-sponsored Retirement Savings Plan, a tax-qualified defined contribution pension plan.

        We believe that ongoing perquisites should be limited in scope and value. The most significant perquisites as defined by the SEC, relate to moving and relocation expenses.

Nonqualified Deferred Compensation Plans

        The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the "Deferred Compensation Program"), a program that offers senior management the ability to defer up to 80% of base salary and/or 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of such incentive amounts, the income tax liability on such amounts (including any appreciation in value as a result of the deemed investment of such amounts) until payment. This program allows participants to manage their cash flow and estate planning needs. The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the "Excess Benefit Plan"), a non-qualified supplemental retirement benefits plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations. See the discussion under "Nonqualified Deferred Compensation" for additional information regarding the Deferred Compensation Program and the Excess Benefit Plan.

Benefits under the Executive Deferred Compensation Program and the Retirement Savings Excess Benefit Plan are not directly tied to specific Company performance. The value of these programs is viewed independently by the Committee from the other pay elements. Gains from longer-term incentives are not included in the determination of nonqualified deferred compensation benefits. In 2009, Mr. Lucien deferred a portion of his 2008 award under the non-equity incentive plan.

Employment Agreements

        The Company does not provide employment agreements for any of the named executive officers. The Company believes in a policy of "at will" employment arrangements.

Change In Control

        The Committee believes that it is an important part of an executive's total compensation package to provide for protections in the event of a change in control of the Company. Change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he is likely to be unemployed.

        The Change in Control Retention Plan (the "Retention Plan"), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control. The Committee believes that this encourages executives to remain with the Company upon a change in control. The key provisions of the Retention Plan are:

  •
  Severance Benefit—a "two times base salary and bonus" payment which is payable in the month following termination of employment.

  •
  Payment for Noncompetition—an additional "one times base salary and bonus" payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

  •
  In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.

        Each of the named executive officers other than Mr. Landon participates in the Retention Plan. Mr. Landon has not entered into any other type of agreement in lieu of the Retention Plan.

        In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be completely eliminated as a result of this limit, and to eliminate any tax gross up payments to executives in connection with any payment or benefit under the Plan. The terms of the Company's 2004 Stock and Incentive Plan provide for full acceleration of vesting of restricted stock and restricted stock units upon the occurrence of a change in control of the Company. We believe that it is generally appropriate to fully vest equity and incentive-based awards to employees in a change in control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change in control of the Company, be prorated as though the applicable performance period ended on the change in control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

Tax Considerations

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance based compensation" from this limit. To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax deductible manner, but it is its intent to do so to the fullest extent possible and consistent with overall corporate goals. Some compensation payable to our executive officers may exceed the Section 162(m) deduction limit. In 2009 there was no compensation that exceeded the deductibility limit.

        Section 409A of the Internal Revenue Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. The Internal Revenue Service extended the transition relief period for amending plans to comply with Section 409A through December 31, 2008. The Company has evaluated the impact of Section 409A on its compensation and benefits plans, programs and arrangements and modified them as necessary to comply with these regulations.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Allan R. Landon	2009	750,000	—	—	—	540,000	—	78,723	1,368,723
Chairman of the Board, Chief	2008	750,001	—	—	—	600,000	—	89,235	1,439,236
Executive Officer	2007	750,001	—	2,488,687	—	600,000	—	84,554	3,923,242
Peter S. Ho	2009	625,000	—	—	—	450,000	535	79,685	1,155,220
President, Chief Banking Officer	2008	581,732	1,345,000	—	—	480,000	808	84,702	2,492,242
	2007	451,539	—	1,513,800	—	365,000	(861)	65,641	2,395,119
Kent T. Lucien	2009	340,000	200,000	—	—	216,000	—	18,279	774,279
Vice Chairman, Chief Financial	2008	245,057	—	488,012	—	160,000	—	873	893,942
Officer
Mark A. Rossi	2009	360,000	200,000	—	—	216,000	—	54,099	830,099
Vice Chairman, Chief Administrative	2008	357,231	—	268,700	—	240,000	—	54,754	920,685
Officer, General Counsel &	2007	310,961	100,000	213,680	—	220,000	—	279,442	1,124,083
Corporate Secretary
Mary E. Sellers	2009	310,000	200,000	—	—	222,000	3,733	39,666	775,399
Vice Chairman, Chief Risk Officer	2008	307,231	50,000	403,050	—	250,000	5,511	42,790	1,058,582

(1)
Messrs. Landon, Ho, and Lucien receive no fees or compensation for their services on the Board of Directors. Messrs. Lucien and Rossi joined the Company in April 2008 and February 2007, respectively, and therefore their compensation relates to a partial year. Mr. Lucien's compensation in 2008 includes $22,750 in director's fees earned while he was a non-management director of the Company.

(2)
In 2008 the Company approved the Cash for Equity Program as an alternative to equity based compensation. Awards under this program are included in the "Bonus" column of this table. In 2009 Messrs. Lucien and Rossi and Ms. Sellers each received a Cash for Equity award of $200,000. In 2008 Mr. Ho was granted a cash award of $1,250,000 in recognition of his leadership; terms of the grant include a lump sum payment with the expectation the Mr. Ho will use a substantial portion of the grant to increase his holdings of the Company's common stock. Also, if Mr. Ho's employment terminates prior to January 1, 2013 except for termination due to death, disability or a change-in-control, the terms of the grant call for repayment of a pro-rata portion of the grant adjusted for taxes paid based on the remaining days in the four year term.

(3)
As required by the SEC's revised proxy rules finalized in December 2009, amounts in this column represent the fair market value of the award on the date of grant for restricted share grants. In December 2005, Mr. Ho's stock award included 7,500 performance based shares for which the performance criteria were not established until February 2007. The 7,500 shares were disclosed as a grant issued in the Company's 2006 proxy at a value of $51.54 per share, or $386,550. Under accounting rules the award was a 2007 grant and would have been disclosed when the value of the Company's stock was $53.42 per share or $400,650. Additional information regarding stock option and equity awards issued to the named executive officers is provided in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

(4)
All amounts reported under this column relate to awards paid under the Executive Incentive Plan for fiscal years 2009, 2008 and 2007.

(5)
Mr. Ho and Ms. Sellers are the only named executive officers who are participants under the Employees' Retirement Plan of Bank of Hawaii, which was frozen at the end of 1995.

(6)
This column includes retirement plan contributions, profit sharing and insurance premiums. This column also includes perquisites in 2009 for Messrs. Ho and Rossi, the value of which was $10,632 and $10,685, respectively. The total value of perquisites provided by or paid for by the Company was less than $10,000 for Messrs. Landon and Lucien, and Ms. Sellers during 2009 and the value of any such perquisites is not included in this column for these executive officers.

        The following table provides additional information about the amounts that appear in the "All Other Compensation" amounts in the Summary Compensation Table for 2009, 2008 and 2007, respectively.

		Bank of Hawaii Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Bank of Hawaii Value Sharing Funding ($)(2)	Bank of Hawaii Excess Plan Value Sharing Funding ($)(3)	Bank of Hawaii Retirement Savings Plan Company Fixed Contribution ($)(4)	Bank of Hawaii Excess Plan Company Fixed Contribution ($)(5)	Term Life Insurance ($)(6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Allan R. Landon	2009		5,402	24,366	7,350	33,150	8,455	—	78,723
	2008	—	6,920	33,699	6,900	33,600	8,116	—	89,235
	2007	—	6,139	32,062	6,750	35,250	4,353	—	84,554
Peter S. Ho	2009	9,800	5,402	19,405	7,350	26,400	696	10,632	79,685
	2008	9,200	6,920	23,822	6,900	23,752	646	13,462	84,702
	2007	9,000	6,139	15,050	6,750	16,546	501	11,655	65,641
Kent T. Lucien	2009	5,212	3,602	1,300	4,900	1,769	1,496	—	18,279
	2008	—	—	—	—	—	873	—	873
Mark A. Rossi	2009	9,800	5,402	7,828	7,350	10,650	2,384	10,685	54,099
	2008	9,200	6,344	10,214	6,325	10,184	1,582	10,905	54,754
	2007	—	—	—	—	—	1,290	278,152	279,442
Mary E. Sellers	2009	9,800	5,402	6,946	7,350	9,450	718	—	39,666
	2008	9,200	6,920	9,545	6,900	9,517	708	—	42,790

(1)
This column represents the Company match of an individual's salary deferral contributions to the Retirement Savings Plan, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2009 was limited to $245,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2009, the total profit-sharing funding, or "Value Sharing Funding," equaled 2.21% of eligible compensation. The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($245,000 in 2009) and Plan provisions, a portion is contributed to the Retirement Savings Plan ("Plan"), and 3) if an employee's contribution to the Plan is limited by IRS regulations or Plan provisions, the excess portion is distributed to the Retirement Savings Excess Benefit Plan (column 3). Column 2 represents the sum of the cash portion and the portion contributed to the Plan. For 2009, the cash portion was $942 for Messrs. Landon, Ho, Rossi, and Ms. Sellers, and $550 for Mr. Lucien who became eligible in the 2nd quarter. The cash portion is based upon a formula using 80% of the Social Security wage maximum and is available to all eligible employees. The Social Security wage maximum was $106,800 in 2009. The value sharing amount contributed to the Plan was $4,460 in 2009 for Messrs. Landon, Ho, Rossi and Ms. Sellers. Mr. Lucien's value sharing contribution was $3,052 in 2009 (pro-rata participation).

(3)
If an employee's contribution to the Plan is limited by IRS regulations or Plan provisions, the excess portion is distributed to the Retirement Savings Excess Benefit Plan and is reflected in this column.

(4)
For 2009, the Company Fixed Contribution to the Retirement Savings Plan equaled 3%, of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
For 2009, the Company Fixed Contribution to the Retirement Savings Plan equaled 3%, of eligible compensation. This column represents the Company Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Plan, and is available to all eligible employees.

(6)
This column includes the portion of life insurance premiums paid by the Company. The beneficiaries on these insurance policies are named by each executive.

(7)
For 2009, this column includes the value of perquisites for Messrs. Ho and Rossi. These include club membership dues, car services, parking, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Program

        The Company's Deferred Compensation Program is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the "Salary Deferral Plan"), and to defer up to 100% of incentive payments under the Executive Incentive Plan. In 2009, Mr. Lucien deferred amounts under the Executive Deferred Compensation Program.

        A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Compensation Committee and chosen by the participant. A participant's deferred amounts are generally payable beginning on the earliest to occur of (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant's death, (c) the participant's disability or (d) an "unforeseeable emergency" (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the "declining balance method", under which each installment payment is determined by dividing a participant's aggregate unpaid balance by the remaining years in the payment period. For distributions on all other events, payment will be made as a cash lump sum.

        Bank of Hawaii's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Retirement Savings Excess Benefit Plan

        The Excess Benefit Plan is a non-qualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company's Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant's accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Committee and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.

        For an individual who first becomes a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan. A participant with:

  •
  $100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;

  •
  more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;

  •
  more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and,

  •
  more than $500,000 in deferred amounts will receive distributions in five installments

        In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January. An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant's separation from service and may have elected to be paid (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant's separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, however, any unpaid amounts remaining will be distributed in a lump sum.

        The Company's obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the Plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

        The Company has reviewed the impact of Internal Revenue Code Section 409A on the terms of its nonqualified deferred compensation plans and has amended them as necessary to ensure compliance with Section 409A. See the discussion under "Tax Considerations."

        Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2009.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Allan R. Landon	—	57,516	1,028	—	398,984
Peter S. Ho	—	45,805	1,854	—	165,728
Kent T. Lucien	80,000	3,069	18,933	—	98,933
Mark A. Rossi	—	18,478	37	—	20,436
Mary E. Sellers	—	16,396	117	—	51,593

(1)
During 2009, Mr. Lucien deferred $80,000 under the Executive Incentive Plan. The table below shows the funds available under the Executive Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the Executive Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Prime Money Market Fund	0.53%	Vanguard 500 Index Fund	26.49%
Vanguard Short-Term Federal Fund	2.79%	Vanguard Growth Equity Fund	33.71%
Vanguard Target Retirement Income Fund	14.28%	Vanguard Mid-Cap Index Fund	40.22%
Vanguard Target Retirement 2005 Fund	16.16%	Vanguard Windsor Fund	34.69%
Vanguard Target Retirement 2010 Fund	19.32%	Vanguard International Growth	41.63%
Vanguard Target Retirement 2015 Fund	21.30%	Pacific Capital Growth & Income Fund	20.86%
Vanguard Target Retirement 2020 Fund	23.10%	Pacific Capital Growth Stock Fund	26.60%
Vanguard Target Retirement 2025 Fund	24.81%	Pacific Capital HG Core Fixed Income Fund	5.44%
Vanguard Target Retirement 2030 Fund	26.72%	Pacific Capital HG Short Inter. Fixed Income Fund	6.19%
Vanguard Target Retirement 2035 Fund	28.17%	Pacific Capital International Stock Fund	44.43%
Vanguard Target Retirement 2040 Fund	28.32%	Pacific Capital Mid-Cap Stock Fund	36.36%
Vanguard Target Retirement 2045 Fund	28.15%	Pacific Capital New Asia Growth Fund	47.82%
Vanguard Target Retirement 2050 Fund	28.31%	Pacific Capital Small Cap Fund	23.67%
Vanguard Wellington Fund	22.20%	Pacific Capital Value Fund	20.59%
(2)
These amounts represent Excess Plan Company contributions for fiscal year 2009 which were paid in 2010 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End. See columns 3 and 5 of the "All Other Compensation Table" located in footnote 6 of the "Summary Compensation Table" for additional details.

(3)
A portion of each amount listed in this column has been reported in the Summary Compensation Table for prior fiscal years. The amounts previously reported are as follows: Mr. Landon, $362,011 and Mr. Ho, $129,118, Mr. Lucien $0, Mr. Rossi $0, and Ms. Sellers $19,062.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allan R. Landon	—	—	—	—	—	—	—	—	—	—	—
Peter S. Ho	—	—	—	—	—	—	—	—	—	—	—
Kent T. Lucien	—	—	—	—	—	—	—	—	—	—	—
Mark A. Rossi	—	—	—	—	—	—	—	—	—	—	—
Mary E. Sellers	—	—	—	—	—	—	—	—	—	—	—

(1)
In 2009 there were no grants of plan-based awards.

        See the "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested" tables for grants reported in prior years, some of which may have restricted stock awards subject to performance vesting in which the performance criteria for vesting was or will be established subsequent to the grant date.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Allan R. Landon(3)	110,638	—	—	18.80	3/22/11	—	—	—	—
	61,600	—	—	27.01	3/22/12	—	—	—	—
	70,000	—	—	29.92	2/20/13	—	—	—	—
	—	—	—	—	—	—	—	24,547	1,155,182
Peter S. Ho(4)	2,916	—	—	27.01	3/22/12	—	—	—	—
	54,919	—	—	50.72	12/16/15	—	—	7,670	360,950
	—	—	—	—	—	—	—	15,000	705,900
Kent T. Lucien(5)	2,191	—	—	54.31	4/28/16	—	—	—	—
	—	—	—	—	—	982	46,213	—	—
	—	—	—	—	—	—	—	7,500	352,950
Mark A. Rossi(6)	—	—	—	—	—	—	—	2,400	112,944
	—	—	—	—	—	—	—	4,170	196,240
Mary E. Sellers(7)	900	—	—	18.80	3/22/11	—	—	—	—
	4,000	—	—	27.01	3/22/12	—	—	—	—
	9,500	—	—	32.89	4/28/13	—	—	—	—
	21,490	—	—	50.72	12/16/15	—	—	818	38,495
	—	—	—	—	—	4,529	213,135	—	—
	—	—	—	—	—			6,255	294,360

(1)
All employee options were vested on December 21, 2005, when the Company elected to accelerate the vesting due to a change in accounting rules that went into effect on January 1, 2006. Mr. Lucien's options were granted under the Director Stock Plan in 2006; these options vest one-third each year on the anniversary date and as of December 31, 2009 all of these options are vested.

(2)
The amounts in these columns are based on the closing stock price of Bank of Hawaii's common stock on December 31, 2009 of $47.06.

(3)
In August 2007, Mr. Landon received 49,320 restricted shares, which vest each January through 2010 (with final vesting on October 29, 2010) with respect to 45 shares per day providing Mr. Landon remains employed by the Company and subject to the achievement by the Company of positive net income for the relevant period. The terms of Mr. Landon's grant also provides that, on any date that a tranche of restricted shares is scheduled to vest, if the Company has achieved positive net income and at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year, the number of shares that will vest will be 67.5 shares per day. On January 30, 2009, Mr. Landon became vested in 16,470 shares. On January 29, 2010, Mr. Landon became vested in 24,547 shares as the Company met the TSR objective.

(4)
In December 2005, Mr. Ho was awarded 26,500 restricted shares. Of these shares, 15,250 were service-based and vest according to the following schedule: 2,000 shares vested on December 16, 2006, 3,875 shares vested on December 17, 2007, 5,625 shares vested on December 16, 2008, and 3,750 shares vested on December 16, 2009. 11,250 were performance-based vesting and vest over four years based on two performance criteria: (1) if the Company's TSR either exceeds 10% or falls within the top quartile of the bank index approved by the Compensation Committee, 100% of the shares available for vesting that year will vest; or (2) if the Company's EPS for the fiscal year increases by 8% or more over the Company's EPS for the same period in the prior fiscal year, 80% of the shares available for vesting that year will vest. Of these 11,250 shares, 683 vested in 2007; 2,897 vested in 2008; 4,688 will vest in the first quarter of 2010 as the TSR objective was met, and 170 will be forfeited. The remaining 2,812 shares will vest or be forfeited based on performance. In August 2007, Mr. Ho received 30,000 restricted shares, which vest each March through 2012 with respect to 6,000 shares per year providing Mr. Ho remains employed by the Company and subject to the achievement by the Company of positive net income for the relevant period. The terms of Mr. Ho's grant also provide that, on any date that a tranche of restricted shares is scheduled to vest, if the Company has achieved positive net income and at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's

  EPS for the same period in the prior fiscal year, the number of shares that will vest will be 9,000 shares per year. On March 3, 2008, Mr. Ho became vested in 9,000 shares as the Company met the TSR objective for 2007. On March 1, 2010, another 9,000 shares will vest as the Company met the TSR objective for 2009.

(5)
On April 28, 2006, prior to his appointment as Vice Chairman and CFO of the Company, Mr. Lucien was awarded 2,191 stock options under the Director Stock Plan. One-third of these options vest each year on the anniversary of the grant date. Also as a non-management director Mr. Lucien received a grant of 483 serviced-based restricted shares on April 28, 2006 and 982 service-based restricted shares on April 27, 2007 under the Director Stock Plan. These shares become fully vested on the third anniversary after grant date provided he remains on the Board of the Company. In July 2008, after his appointment as Vice Chairman and CFO of the Company, Mr. Lucien received a grant of 7,500 restricted shares which vest according to the following schedule providing Mr. Lucien remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: a) on January 30, 2010 with respect to 1,875 of the shares (providing the Company achieves positive net income for the period from April 1, 2009 through December 31, 2009), b) on the last business day of January in each of 2011 and 2012 with respect to 2,500 of the restricted shares, and c) on April 30, 2012 with respect to 625 of the restricted shares. In each period, an additional 50% of the shares will vest provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On February 1, 2010, 2,813 of these shares vested as the Company met the TSR objective.

(6)
In February 2007, Mr. Rossi was awarded 4,000 restricted shares. Under the terms of this grant, Mr. Rossi is eligible to become vested in up to 1,000 shares (25% of his total grant) in any one calendar year. Mr. Rossi becomes vested as to 600 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012 and 2013 and up to an additional 400 shares on October 31, 2013, provided that on each vesting date he remains an employee of the Company. Mr. Rossi will become vested in the following additional shares on each such vesting date (other than (October 31, 2013) provided that the Company meets at least one of the following two performance objectives with respect to the calendar year ending immediately before such vesting date: (1) 400 shares if the Company's TSR either exceeds 10% of the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (2) 200 shares if the Company's EPS increases by 8% of more over the EPS for the prior calendar year. Under this grant Mr. Rossi became vested in 1,000 shares in 2008, 600 shares in 2009, and on March 1, 2010 another 1,000 shares will vest as the Company met the TSR objective. In April 2008 Mr. Rossi received a grant of 5,000 restricted shares which vest according to the following schedule providing Mr. Rossi remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: 1) on January 30, 2009 with respect to 830 of the shares (providing the Company achieves positive net income for the period from April 1, 2008 through December 2008), b) on the last business day of January in each of 2010, 2011, and 2012 with respect to 1,250 of the restricted shares, and c) on April 30, 2012 with respect to 420 of the restricted shares. In each period, an additional 50% of the shares will vest provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On January 30, 2009, Mr. Rossi became vested in 830 shares under this grant and on January 29, 2010 another 1,875 shares will vest as the Company met the TSR objective.

(7)
In December 2005, Ms. Sellers was awarded 4,500 restricted shares. Of these shares, 3,000 were service-based and vest according to the following schedule: 750 shares vested on December 16, 2006, 1,500 shares vested on December 17, 2007, and 750 shares vested on December 16, 2008. The remaining 1,500 shares were performance-based vesting and vest over four years based on two performance criteria: (1) if the Company's TSR either exceeds 10% or falls within the top quartile of the bank index approved by the Compensation Committee, 100% of the shares available for vesting that year will vest; or (2) if the Company's EPS for the fiscal year increases by 8% or more over the Company's EPS for the same period in the prior fiscal year, 80% of the shares available for vesting that year will vest. Of these 1,500 shares, 273 of these shares vested on February 28, 2007; 409 shares vested on February 29, 2008; 750 will vest on March 1, 2010 as the TSR objective was met, and 68 shares will be forfeited. Ms. Sellers received a grant of 7,550 restricted shares on February 14, 2007. Under the terms of this grant, Ms. Sellers is eligible to become vested in up to 1,888 shares (25% of her total grant) in any one calendar year. Ms. Sellers becomes vested as to 1,133 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012, 2013, and up to 755 shares on October 31, 2013, provided that on each vesting date she remains an employee of the Company. Ms. Sellers will become vested in the following additional shares on each such vesting date (other than October 31, 2013) provided that the Company meets at least one of the following two performance objectives with respect to the calendar year ending immediately before such vesting date: (1) 755 shares if the Company's TSR either exceeds 10% or the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (2) 377 shares if the Company's EPS increases by 8% or more over the EPS for the prior calendar year. In 2008, Ms. Sellers became vested in 1,888 shares under this grant as the Company met the TSR objective for 2007 and will become vested in another 1,888 shares on March 1, 2010 as the Company met the TSR objective for 2009. In April 2008, Ms. Sellers received a grant of 7,500 restricted shares which vest according to the following schedule providing Ms. Sellers remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: 1) on January 30, 2009 with respect to 1,245 of the shares (providing the Company achieves positive net income for the period from April 1, 2008 through December 2008), b) on the last business day of January in each of 2010, 2011, and 2012 with respect to 1,875 of the restricted shares, and c) on April 30, 2012 with respect to 630 of the restricted shares. In each period, an additional 50% of the shares will vest provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On January 30, 2009, Ms. Sellers became vested in 1,245 shares under this grant and on January 29, 2010 another 2,813 shares will vest as the Company met the TSR objective.

        The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units. For further information on the vesting criteria for these restricted stock awards see the table "Outstanding Equity Awards At Fiscal Year-End."

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allan R. Landon(1)	0	0	16,470	$590,779
Peter S. Ho(2)	0	0	9,750	$356,303
Kent T. Lucien(3)	0	0	3,038	$107,439
Mark A. Rossi(4)	0	0	1,430	$48,216
Mary E. Sellers(5)	3,600	$92,477	2,378	$79,487

(1)
Shares acquired during 2009 were comprised of 16,470 performance-based shares from the August 2007 grant which vested on January 30, 2009 when the fair market value of the Company's stock was $35.87.

(2)
Shares acquired during 2009 were comprised of 3,750 service-based shares from the December 2005 grant which vested on December 16, 2009 when the fair market value of the Company's stock was $45.83. Shares acquired during 2009 also include 6,000 performance-based shares from the August 2007 grant which vested on March 2, 2009 when the fair market value of the Company's stock was $30.74.

(3)
Shares acquired during 2009 were comprised of 1,750 performance-based shares from the April 2008 grant which vested on January 30, 2009 when the fair market value of the Company's stock was $35.87 and 805 performance-based shares from the same grant which vested on April 30, 2009 when the fair market value of the Company's stock was $35.14. Shares acquired during 2009 also include 483 director shares from the April 2006 director grant which vested on April 28, 2009 when the fair market value of the Company's stock was $33.91.

(4)
Shares acquired during 2009 were comprised of 600 serviced-based shares from the February 2007 grant which vested on March 2, 2009 when the fair market value of the Company's stock was $30.74. Shares acquired during 2009 also include 830 performance-based shares from the April 2008 grant which vested on January 30, 2009 when the fair market value of the Company's stock was $35.87.

(5)
Shares acquired during 2009 were comprised of 1,133 serviced-based shares from the February 2007 grant which vested on March 2, 2009 when the fair market value of the Company's stock was $30.74. Shares acquired during 2009 also include 1,245 performance-based shares from the April 2008 grant which vested on January 30, 2009 when the fair market value of the Company's stock was $35.87. Options exercised in 2009 include 1,500 options granted on November 3, 2000 with an exercise price of $13.5625; these options were exercised on July 29, 2009 when the fair market value of the Company's stock was $38.38 for a value realized on exercise of $37,226. Options exercised in 2009 also include 2,100 options granted on March 22, 2001 with an exercise price of $18.80; these options were exercised on November 2, 2009 when the fair market value of the Company's stock was $45.11 for a value realized on exercise of $55,251.

Equity Compensation Plan Information

        The following table contains information with respect to all of the Company's compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted-average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)) C
Equity compensation plans approved by security holders	1,296,835	$32.93	1,140,120

PENSION BENEFITS

        The Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan") provides retirement benefits for eligible employees based on the employee's years of service and average annual salary during the 60 consecutive months resulting in the highest average (excluding overtime, incentive plan payouts, and discretionary cash awards). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant's average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Peter S. Ho and Mary E. Sellers are the only named executive officers who are participants in the Retirement Plan. A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees' Retirement Plan of Bank of Hawaii	2	4,458	0
Mary E. Sellers	Employees' Retirement Plan of Bank of Hawaii	7	36,237	0

CHANGE IN CONTROL, TERMINATION AND OTHER ARRANGEMENTS

        Bank of Hawaii's Change in Control Retention Plan (the "Retention Plan") provides a participant with benefits in the event that the participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control of the Company. All of the named executive officers except Mr. Landon are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chairman or above being eligible for the higher tier of benefits. Each of the named executive officers other than Mr. Landon is eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.

        In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be completely eliminated as a result of this limit, and to eliminate any tax gross up payments to executives in connection with any payment or benefit under the Plan.

        Under the Retention Plan, a "change in control" will be deemed to have occurred if:

  •
  any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company's securities that are entitled to vote for the election of directors;

  •
  a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity's securities that are entitled to vote for the election of directors); or

  •
  individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party of other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

        A participant is deemed to have "good reason" if one or more of the following occur after a change in control without the participant's written consent:

  •
  a material reduction in the participant's base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

  •
  a material reduction in the authority, duties or responsibilities of the participant's supervisor;

  •
  the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant's base of employment immediately prior to the change in control; or

  •
  any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant's employment agreement.

        The terms of the Company's 2004 Stock and Incentive Plan provide for full acceleration of vesting of restricted stock and restricted stock units upon the occurrence of a change in control of the Company. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change in control of the Company, be prorated as though the applicable performance period ended on the change in control date, and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

        The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change in control provisions on December 31, 2009.

	Base Salary and Bonus Payment(1)(9)	Executive Incentive Plan Payment(2)(9)	Health Benefits(3)	Outplacement(4)	Relocation Payment(5)	Acceleration of Restricted Stock(6)(9)	Non- competition Payment(7)	Total
Allan R. Landon(8)	—	$1,500,000	—	—	—	—	—	$1,500,000
Peter S. Ho	$2,250,000	$1,000,000	$43,088	$20,881	$150,000	$414,693	$1,125,000	$5,003,662
Kent T. Lucien	$495,596	$459,000	$27,352	$20,881	$150,000	—	$569,500	$1,722,329
Mark A. Rossi	$1,206,000	$486,000	$29,637	$20,881	$150,000	$133,265	$603,000	$2,628,783
Mary E. Sellers	$1,038,500	$418,500	$16,419	$20,881	$150,000	$157,278	$519,250	$2,320,828

(1)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to the sum of (a) two times the participant's highest annual base salary in the three fiscal years preceding termination of employment (the

  "Highest Base Salary"), and (b) two times the product of the participant's annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant's Highest Base Salary. Amounts would be payable in a lump sum in the month following termination unless the participant is a "key employee" as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii) in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change in control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change in control will be entitled to an amount equal to two times the participant's annual bonus target percentage under the plan (calculated based on the participant's annualized salary), pro-rated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chairman or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company's health plans prior to termination). Amounts would be payable in a lump sum as described in (1) above.

(4)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who hold the position of Vice Chairman or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer). The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 2004 Stock and Incentive Compensation Plan, a change in control would accelerate the lapsing of restrictions applicable to any restricted stock granted under such plan.

(7)
Under the Retention Plan, a participant who holds the position of Vice Chairman or above is eligible to receive an amount equal to the sum of (a) one times the participant's Highest Base Salary, and (b) the product of the participant's annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant's Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination. The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)
Mr. Landon does not participate in the Retention Plan.

(9)
In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be completely eliminated as a result of this limit. Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

        The Company does not have employment agreements with its executives. However, the Committee has from time to time entered into retention agreements with certain of its executives as an incentive to the executives to stay with the Company for a specified period of time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has ethics and business conduct policies and procedures to monitor and approve related person transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued. The Company also has adopted a Code of Business Conduct and Ethics ("Code") for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.

        In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors. The Audit Committee acts on approvals or ratifications based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors' and Officers' Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related person transactions. These descriptions are presented to the Audit Committee for review and approval or ratification.

        The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers, directors and entities in which these individuals have specified control positions.

        During 2009, the Company and its banking, insurance, and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company's directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

        Mr. Donald Takaki is Chairman and Chief Executive Officer of HawkTree International, Inc. ("HawkTree") and its subsidiaries, Pacific Courier, Inc. ("PCI") and Island Movers, Inc. ("Island Movers"). PCI and Island Movers provide courier and moving/relocation services, respectively, to the Company. In 2009, Island Movers provided moving/relocation services for approximately $44,000. The PCI courier contract cost approximately $1.9 million in 2009. HawkTree has contracted with the Company to purchase property and casualty insurance services from the Company's affiliate, Bank of Hawaii Insurance Services, Inc. ("BOHIS"), in conjunction with HawkTree's existing licensed insurance producer of record. For the services rendered, HawkTree will pay a total fee of $200,000 per year, from which BOHIS will receive $120,000. During 2009, Elyte Pacific ATM Services, L.L.C. ("Elyte") was providing ATM servicing and currency transportation services to the Company. On November 15, 2009, PCI purchased the operating assets of Elyte. The existing contract between the Company and Elyte was assigned to PCI at the time of the sale. The ATM servicing and currency transportation services contract will cost approximately $3.5 million per year. PCI will continue to provide courier services to the Company, and will also carry on the ATM servicing and currency transportation services previously performed by Elyte.

        The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other customers not related to the Company. The Audit Committee ratified and approved the contracts with PCI, Island Movers and HawkTree.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC require Bank of Hawaii to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by Bank of Hawaii and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2009 with the exception of Mark A. Burak and Michael J. Chun, each of whom filed one late report for one transaction, and Robert W. Wo, Jr., who inadvertently became aware only recently that his wife held an additional 1,000 shares in trust.

PROPOSAL 2: RATIFICATION OF SELECTION OF AN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2010. The Board recommends that the shareholders ratify this selection. Ernst & Young LLP has been the Company's independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

        The following table summarizes Ernst & Young LLP audit fees for 2009 and 2008.

Service	2009	2008
Audit Fees	$1,333,735	$1,368,500
Audit Related Fees	$184,000	$155,000
Tax Fees	$29,708	$22,000
All Other Fees	—	$13,000
Total	$1,547,443	$1,558,500

Audit Fees

        The Audit Fees for 2009 and 2008 represent fees for professional services rendered for the audit of the Company's annual consolidated financial statements, statutory audits of subsidiaries, reports on internal controls and the reviews of the Company's financial statements included in the quarterly reports on Form 10-Q and out-of-pocket expenses.

Audit Related Fees

        The Audit Related Fees for 2009 and 2008 include fees for benefit plan audits and other attestation reports.

Tax Fees

        The Tax Fees for 2009 and 2008 relate primarily to expatriate tax services and other tax advisory services.

All Other Fees

        The All Other Fees category for 2008 includes fees related to the review of certain corporate policies.

OTHER BUSINESS

        The Board knows of no other business for consideration at the annual meeting. Your signed proxy or proper telephone or Internet vote gives authority to the proxies to vote at their discretion on other matters properly presented at the annual meeting, or adjournment or postponement of the meeting.

        A copy of the Company's Annual Report on Form 10-K, including the related financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

1234 5678 9012 345 & Admission Ticket www.envisionreports.com/boh Step 1: Go to www.envisionreports.com/boh to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Shareholder Meeting Notice 0157IA IMPORTANT ANNUAL SHAREHOLDERS’ MEETING INFORMATION — YOUR VOTE COUNTS! + + Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders’ Meeting to be Held on April 23, 2010 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2009 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at: Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 13, 2010 to facilitate timely delivery. .

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/boh. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials for Bank of Hawaii Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 13, 2010. . Shareholder Meeting Notice & Admission Ticket Bank of Hawaii Corporation’s Annual Meeting of Shareholders will be held on April 23, 2010 at 111 S. King Street, 6th Floor, Honolulu, HI, at 8:30 a.m. Hawaii Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Directors. 01 - S. Haunani Apoliona 02 - Mary G. F. Bitterman 03 - Mark A. Burak 04 - Michael J. Chun 05 - Clinton R. Churchill 06 - David A. Heenan 07 - Peter S. Ho 08 - Robert Huret 09 - Allan R. Landon 10 - Kent T. Lucien 11 - Martin A. Stein 12 - Donald M. Takaki 13 - Barbara J. Tanabe 14 - Robert W. Wo, Jr. 2. Ratification of Selection of An Independent Registered Public Accounting Firm (Ernst & Young). PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 0157IA

345 01 - S. Haunani Apoliona 05 - Clinton R. Churchill 02 - Mary G. F. Bitterman 06 - David A. Heenan 03 - Mark A. Burak 07 - Peter S. Ho For Withhold For Withhold For Withhold Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0157GA 1 U PX + Annual Meeting Proxy Card . + A Election of Directors — The Board of Directors recommends a vote FOR the nominees listed. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. 04 - Michael J. Chun 08 - Robert Huret For Withhold 09 - Allan R. Landon 10 - Kent T. Lucien 11 - Martin A. Stein 12 - Donald M. Takaki PLEASE COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD. 13 - Barbara J. Tanabe 14 - Robert W. Wo, Jr. For Against Abstain 2. Ratification of Selection of An Independent Registered Public Accounting Firm (Ernst & Young). B Proposal — The Board of Directors recommends a vote FOR Proposal 2. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/boh • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Admission Ticket

Notice of 2010 Annual Meeting of Shareholders 111 S. King Street, 6th floor, Honolulu, Hawaii Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2010 Mark A. Rossi and Cynthia G. Wyrick, or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 23, 2010 at 8:30 a.m. or at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held April 23, 2010: The Proxy Statement and the Bank of Hawaii Corporation 2009 Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.envisionreports.com/boh. (Items to be voted appear on reverse side.) . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. C Non-Voting Items Change of Address — Please print new address below. PLEASE COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD. Consent to Electronic Delivery: By marking this box, I consent to access future Annual Reports and Proxy Statements of Bank of Hawaii Corporation electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Bank of Hawaii Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Bank of Hawaii Corporation's transfer agent, Computershare Investor Services, at 1-888-660-5443. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] 2010 Annual Meeting Admission Ticket 2010 Annual Meeting of Bank of Hawaii Corporation Shareholders April 23, 2010, 8:30 a.m. 111 S. King Street, 6th floor Honolulu, Hawaii Upon arrival, please present this admission ticket and photo identification at the registration desk.